UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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SOLARWINDS, INC.

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SolarWinds, Inc.
3711 South MoPac Expressway
Building Two
Austin, Texas 78746
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 15, 2014
To the Stockholders of SolarWinds, Inc.:
The annual meeting of stockholders for SolarWinds, Inc. (“we,” “us,” or the “Company”) will be held at 7171 Southwest Parkway, Building 500, Austin, Texas, U.S.A. 78735, on Thursday, May 15, 2014 at 8:30 a.m. local time. The purposes of the meeting are:

1.	To elect two Class II directors named in the accompanying proxy statement (Proposal One);
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal Two);
3.	To approve, on a non-binding basis, the compensation of the named executive officers (Proposal Three);
4.
To provide for the adjournment or postponement of the annual meeting, if necessary, to solicit additional proxies if there are insufficient shares present or voting affirmatively at the time of the annual meeting either (1) to establish a quorum; or (2) if a quorum is present, to approve Proposals One through Three (Proposal Four); and

5.	To transact such other business as may properly come before the annual meeting.
Our board of directors (the “Board”) has fixed the close of business on March 21, 2014 as the record date for determining holders of our common stock entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof. A complete list of such stockholders will be available for examination at our offices in Austin, Texas during normal business hours for a period of ten days prior to the annual meeting. This notice of annual meeting of stockholders and accompanying proxy statement are being distributed or made available to stockholders beginning on or about April 4, 2014.
Our annual meeting will be webcast on our website at http://ir.solarwinds.com. The webcast will begin at 8:30 a.m. Central Time on May 15, 2014 and an archived copy of the webcast will be available on our website for at least 30 days thereafter.
YOUR VOTE IS IMPORTANT!
Please vote by using the Internet or by telephone or, if you received a paper copy of the proxy card by mail, by signing and returning the enclosed proxy card. Instructions for your voting options are described on the Notice of Internet Availability of Proxy Materials or proxy card.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 15, 2014: The proxy statement and annual report are available at www.proxyvote.com.
By order of the Board of Directors,
Kevin B. Thompson
President, Chief Executive Officer and Director
Austin, Texas
Date: April 4, 2014

SOLARWINDS, INC.
Proxy Statement
For the Annual Meeting of Stockholders
To Be Held on May 15, 2014

SOLARWINDS, INC.
3711 South MoPac Expressway
Building Two
Austin, Texas 78746
(512) 682-9300
PROXY STATEMENT
FOR THE
2014 ANNUAL MEETING OF STOCKHOLDERS
This proxy statement is furnished in connection with the solicitation of proxies to be voted at our annual meeting of stockholders, which will be held at 7171 Southwest Parkway, Building 500, Austin, Texas, U.S.A. 78735, on Thursday, May 15, 2014 at 8:30 a.m. local time. On April 4, 2014, we began mailing to stockholders of record a Notice of Internet Availability of Proxy Materials (the “Notice”).
Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?
Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering the Notice in the mail to notify our stockholders that such materials are available. As a result, most of our stockholders have not been provided a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review the proxy statement and annual report over the Internet at www.proxyvote.com. The Notice also instructs you on how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials contained in the Notice.
What is the purpose of these materials?
You have received these proxy materials because our Board is soliciting your proxy to vote your shares at the annual meeting. This proxy statement describes issues on which we would like you to vote at our annual meeting of stockholders and gives you information on these issues so that you can make an informed decision.
Our Board has made this proxy statement and proxy card available to you on the Internet because you own shares of SolarWinds, Inc. common stock, in addition to delivering printed versions of this proxy statement and proxy card to certain stockholders by mail.
When you vote by using the Internet, by telephone or (if you received your proxy card by mail) by completing, signing and returning the proxy card, you appoint Kevin B. Thompson and Jason Ream as your representatives at the annual meeting. They will vote your shares at the annual meeting as you have instructed them or, if an issue that is not listed on the accompanying notice of annual meeting of stockholders comes up for vote, in accordance with their best judgment. Consequently, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote in advance by using the Internet, by telephone or (if you received your proxy card by mail) by completing, signing and returning your proxy card.
I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, we deliver a single copy of the Notice and, if applicable, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including any amendments (the “Annual Report”), to stockholders of record who have the same address unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure reduces our printing costs and postage fees.
If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice, this proxy statement and the Annual Report, or if you hold our common stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact the Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717; or by telephone at 1-800-542-1061. If you participate in householding and wish to receive a separate copy of this proxy statement and the Annual Report, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge Financial Solutions, Inc. as indicated above.

If your shares are held in street name through a broker, bank or other nominee, please contact your broker, bank or nominee directly if you have questions, require additional copies of the Notice, this proxy statement or the Annual Report or wish to receive a single copy of such materials in the future for all beneficial owners of shares of our common stock sharing an address.
Who is entitled to vote?
Holders of our common stock at the close of business on March 21, 2014 are entitled to vote. March 21, 2014 is referred to as the record date.
In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the place of the annual meeting on May 15, 2014 and will be accessible in electronic form for ten days prior to the meeting at our principal place of business, 3711 South MoPac Expressway, Building Two, Austin, Texas 78746, between the hours of 9:00 a.m. and 5:00 p.m. local time.
To how many votes is each share of common stock entitled?
Holders of common stock are entitled to one vote per share. On the record date, there were 75,370,935 shares of our common stock outstanding and entitled to vote.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, to be a “stockholder of record.” The Notice has been or will be sent directly to you, unless you previously requested printed copies of our proxy materials.
If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” In this case, the Notice or a printed copy of our proxy materials has been or will be sent to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote the shares in your account.
How do I vote?
Stockholders of record may vote by using the Internet, by telephone or (if you received a proxy card by mail) by mail as described below. Stockholders also may attend the meeting and vote in person.

•
Through the Internet. The address of the website for Internet voting is www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 14, 2014. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

•
By telephone. The toll-free telephone number is noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 14, 2014. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•	By mail. If you received a proxy card by mail and choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope.
The method you use to vote will not limit your right to vote at the annual meeting, if you decide to attend in person. Written ballots will be passed out to anyone who wants to vote at the annual meeting.
If you hold shares in “street name” through a bank, broker or other holder of record, please refer to the Notice or other information forwarded by your bank, broker or other holder of record to see which voting options are available to you. You must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the annual meeting.
What if I change my mind after I return my proxy?
You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. If you are a record holder, you may do this by:

•	submitting a subsequent proxy by using the Internet, by telephone or by mail with a later date;

•	sending written notice of revocation to Corporate Secretary, SolarWinds, Inc., 3711 South MoPac Expressway, Building Two, Austin, Texas 78746; or

•	voting in person at the annual meeting.
If you are a street name holder, you may do this by:

•	submitting new voting instructions in the manner provided by your bank, broker or other holder of record; or

•	obtaining a “legal proxy” from your bank, broker or other custodian in order to vote your shares at the annual meeting
Attendance at the meeting will not by itself revoke a proxy.
How many votes are needed to hold the annual meeting?
The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the annual meeting will constitute a quorum. If a quorum is present, we can hold the annual meeting and conduct business. If a quorum is not present, we may adjourn the annual meeting to solicit additional proxies.
On what items am I voting?
You are being asked to vote on four items:

•	the election of two Class II directors nominated by the Board and named in the proxy statement to serve a term of three years until our 2017 annual meeting of stockholders (Proposal One);

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014 (Proposal Two);

•	the approval, by non-binding vote, of the compensation of the named executive officers (Proposal Three); and

•
the adjournment or postponement of the annual meeting, if necessary, to solicit additional proxies if there are insufficient shares present or voting affirmatively at the time of the annual meeting either (1) to establish a quorum; or (2) if a quorum is present, to approve Proposals One through Three (Proposal Four).

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.
How may I vote for the nominees for director, and how many votes must the nominees receive to be elected?
With respect to the election of each of the nominees for director, you may:

•	vote FOR the election of the director nominee;

•	vote AGAINST the election of the director nominee; or

•	ABSTAIN from voting on the election of the director nominee.
A nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election.
Abstentions and broker non-votes are not votes cast and will not be counted in determining the outcome of the election of directors.
What happens if a nominee is unable or unwilling to stand for election?
If a nominee is unable or unwilling for good cause to stand for election, the Board may either:

•	reduce the number of directors that serve on the Board; or

•	designate a substitute nominee.
If the Board designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election or unwilling for good cause will be voted for the substitute nominee.

How may I vote for the ratification of the appointment of our independent registered public accounting firm, and how many votes must the proposal receive to pass?
With respect to the proposal to ratify the appointment of our independent registered public accounting firm, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.
The ratification of the appointment of our independent registered public accounting firm must receive the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal. We do not expect there to be any broker non-votes on this proposal.
How may I vote for the non-binding approval of the compensation of the named executive officers, and how many votes must the proposal receive to pass?
With respect to the proposal to approve, on a non-binding basis, the compensation of the named executive officers, or the Say on Pay vote, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.
The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal is required to approve the compensation paid to the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this proxy statement. However, the vote to approve the compensation paid to our named executive officers is an advisory vote only and, therefore, the result of that vote will not be binding on our Board or Compensation Committee. Our Compensation Committee will, however, consider the outcome of the vote when determining future executive compensation arrangements. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal. Broker non-votes are not entitled to vote on the proposal and will not be counted in determining the outcome of this proposal.
How may I vote for the adjournment or postponement of the annual meeting, and how many votes must the proposal receive to pass?
With respect to the proposal adjourn or postpone the annual meeting, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.
The adjournment or postponement of the annual meeting must receive the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal. Broker non-votes are not entitled to vote on the proposal and will not be counted in determining the outcome of this proposal.
How does the board of directors recommend that I vote?
The Board recommends a vote:

•	FOR both director nominees;

•	FOR the ratification of the appointment of our independent registered public accounting firm;

•	FOR the approval, on a non-binding basis, of the compensation of the named executive officers; and

•	FOR the adjournment or postponement of the annual meeting, if necessary.

What happens if I do not give specific voting instructions?
If you either:

•	indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•	sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting. See the section entitled “Other Matters” below.
If I hold my shares in a brokerage account, what happens if I do not provide voting instructions to broker?
If your shares are held in street name through a broker and you do not provide voting instructions to your broker, your broker will have discretion to vote your shares only on “routine matters,” such as the ratification of the appointment of our independent registered public accounting firm described in Proposal Two of this proxy statement. Proposals One, Three and Four in this proxy statement are considered “non-routine matters.” If the broker that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, your broker will not have the authority to vote on this matter with respect to your shares. Therefore, if you do not submit voting instructions and your broker exercises its discretion to vote your shares on Proposal Two, your shares will constitute "broker non-votes" with respect to each of Proposals One, Three and Four. See “How are broker non-votes and abstentions treated” below.
We encourage you to provide instructions to your brokerage firm through one of the voting methods they have provided. This action ensures your shares will be voted at the meeting in accordance with your wishes.
How are broker non-votes and abstentions treated?
Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. With respect to the various proposals:

•
Proposal One: Abstentions and broker non-votes will not count as a vote “FOR” or “AGAINST” with respect to a nominee’s election and thus will not be counted in determining the outcome of the election of directors.

•
Proposal Two: Abstentions will be counted towards the vote total and will have the same effect as votes against this proposal. The approval of Proposal Two is a routine matter on which a broker or other nominee is generally empowered to vote. Accordingly, no broker non-votes will likely result from this proposal.

•
Proposal Three: Abstentions will be counted towards the vote total and will have the same effect as votes against this proposal. Broker non-votes will not be counted in determining the outcome of this proposal as brokers are not entitled to vote on this proposal in the absence of voting instructions from the beneficial owner.

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Proposal Four: Abstentions will be counted towards the vote total and will have the same effect as votes against the proposal. Broker non-votes will not be counted in determining the outcome of this proposal as brokers are not entitled to vote on this proposal in the absence of voting instructions from the beneficial owner.

In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions to the broker that holds your shares by carefully following the instructions provided by your broker.
What do I need to show to attend the annual meeting in person?
For beneficial owners of shares held in street name, you will need proof of your share ownership and a form of photo identification. Proof of share ownership may be a recent brokerage statement or letter from your broker showing that you owned shares of our common stock as of March 21, 2014. For stockholders of record, you will need a copy of your Notice of Internet Availability of Proxy Materials or proxy card and photo identification. If you do not have the above-listed materials, you may not be admitted to the annual meeting. All bags, briefcases and packages will be held at registration and will not be allowed in the meeting.

How can I submit a proposal for the 2015 annual meeting?
Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Stockholders interested in submitting a proposal for inclusion in the proxy materials distributed by us for the 2015 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”). To be eligible for inclusion, stockholder proposals must be submitted in accordance with Rule 14a-8 and received by us not later than December 5, 2014. Stockholder proposals received after the close of business on December 5, 2014 would be untimely. Stockholder proposals must be in writing and received by the deadline described above at our principal executive offices at SolarWinds, Inc., 3711 South MoPac Expressway, Building Two, Austin, Texas 78746, Attention: Corporate Secretary. If we do not receive a stockholder proposal by the deadline described above, the proposal may be excluded from our proxy statement for our 2015 annual meeting.
Requirements for Stockholder Proposals or Director Nominations to Be Brought Before the 2015 Annual Meeting of Stockholders. Notice of any proposal or director nomination that you intend to present at the 2015 annual meeting of stockholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2015 annual meeting of stockholders, must be delivered to our Corporate Secretary by mail at 3711 South MoPac Expressway, Building Two, Austin, Texas 78746, Attention: Corporate Secretary not less than 90 days nor more than 120 days in advance of the anniversary of our 2014 annual meeting. In addition, to be properly brought before the annual meeting your notice must set forth the information required by the Company’s bylaws with respect to each director nomination or other proposal that you intend to present at the 2015 annual meeting of stockholders. A copy of our bylaw provisions governing the notice requirements set forth above may be obtained by writing to our Corporate Secretary. Such requests and all notices of proposals and director nominations by stockholders should be sent to SolarWinds, Inc., 3711 South MoPac Expressway, Building Two, Austin, Texas 78746, Attention: Corporate Secretary.
Important Notice Regarding the Availability of Proxy Materials
for the Meeting to be Held on Thursday, May 15, 2014
This proxy statement and our Annual Report to Stockholders are available online at www.proxyvote.com.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
PROPOSAL ONE: ELECTION OF DIRECTORS
General
Our Board is currently comprised of six (6) directors and is divided into three classes with staggered three-year terms. The Board currently has two directors in Class I, two directors in Class II and two directors in Class III. The term of office of our Class I directors, J. Benjamin Nye and Kevin B. Thompson, will expire at the 2016 annual meeting of stockholders. The term of office of our Class II directors, Steven M. Cakebread and Roger J. Sippl, will expire at this year’s annual meeting. The term of office of our Class III directors, Ellen F. Siminoff and Lloyd G. Waterhouse, will expire at the 2015 annual meeting of stockholders. There are no family relationships among any of our directors or executive officers.
Nominees for Election as Class II Directors at the Annual Meeting
Listed below are this year’s nominees for election to the Board as Class II directors. Each of the director nominees has consented to be named in this proxy statement and to serve if elected. If elected, each nominee will serve for a term of three years expiring at the 2017 annual meeting of stockholders, and until a successor has been duly elected and qualified or until the nominee’s earlier death, resignation or removal. The age of each director is as of the date of this proxy statement.

Name	Age	Positions and Offices Held with Company	Director Since
Steven M. Cakebread	62	Director	January 2008
Roger J. Sippl	59	Director	March 2010
Steven M. Cakebread has served as the Chief Financial Officer and Chief Administrative Officer of D-Wave Systems Inc., a quantum computing company, since April 2013. Mr. Cakebread served as the Chief Financial Officer of Pandora Media, Inc., a publicly-traded Internet radio company, from March 2010 to December 2012. From February 2009 to August 2009, he served as the Senior Vice President, Chief Financial Officer and Chief Administrative Officer at Xactly Corporation, a provider of on-demand sales performance management software, where he was responsible for financial operations, legal, information technology, facilities and human resources. From February 2008 to January 2009, Mr. Cakebread served as the President and Chief Strategy Officer of salesforce.com, a publicly-traded software company that provides customer relationship management services, and as Executive Vice President and Chief Financial Officer of salesforce.com from May 2002 to February 2008. In his various positions at salesforce.com, Mr. Cakebread was responsible for managing the company’s global financial staff and initiatives and evaluating its software service deliverability. From April 1997 to April 2002, Mr. Cakebread served as Senior Vice President and Chief Financial Officer at Autodesk, a software company. From April 1992 to April 1997, he was Vice President of Finance for Silicon Graphics World Trade, a subsidiary of a company that developed high-performance computing and data management hardware and software. Mr. Cakebread received a B.S. from the University of California at Berkeley and an M.B.A. from Indiana University. Mr. Cakebread also serves on the board of directors of ServiceSource (NASDAQ: SREV), Care.com, Inc. (NYSE: CRCM), Financialforce.com and Exponential Interactive. We believe that Mr. Cakebread’s considerable management, operational and financial expertise, including a deep understanding of public company accounting principles and financial reporting rules and regulations, and his insight into opportunities and challenges facing global technology companies fostered as a senior officer of various software companies make him well-qualified to serve as a director.
Roger J. Sippl was the founder, CTO and Executive Chairman of Elastic Intelligence, Inc., a cloud computing company and developer of Connection Cloud, which was founded in 2009 and acquired by Intuit Inc. in 2013. Mr. Sippl is now a Cloud Architect at Intuit Inc. and has been a Managing Member and Partner of Sippl Investments, LLC, a venture capital firm, since 1998. In 2002, Mr. Sippl founded Above All Software, Inc., a business integration software company, and served as its Chief Executive Officer until April 2005 and as its Chairman of the Board from April 2005 until March 2007. Mr. Sippl served as the Chief Executive Officer and Chairman of the Board of Visigenic Software, Inc., a software development tools provider that he founded, from 1993 until it was acquired by Borland International, Inc. in 1998. He co-founded The Vantive Corporation, a global enterprise software company specializing in customer relationship management software that was acquired by PeopleSoft, Inc. in 2000. From 1980 to 1989, Mr. Sippl served as Chief Executive Officer of Informix Corporation, a database company that he founded, and from 1989 to 1993, as its Chairman of the Board of Directors. Mr. Sippl was also a director of Interwoven from April 2007 until it was acquired by Autonomy Corporation plc in March 2009. Mr. Sippl holds a B.S. in computer science from the University of California at Berkeley. We believe that Mr. Sippl’s business experience as a director and senior officer in several technology companies and his expertise in software in particular make him well-qualified to serve as a director.

Required Vote and Recommendation of the Board for Proposal One
The affirmative vote of a majority of the votes cast at the annual meeting is required for the election of our Class II directors. You may vote “FOR” or “AGAINST” on each of the two nominees for election as director or you may “ABSTAIN” from voting on the election of each director nominee.
A nominee receiving more “FOR” votes than “WITHHOLD” votes among votes properly cast in person or by proxy will be elected to the Board as a Class II director. Abstentions and broker non-votes are not votes cast and will have no effect on the outcome.
Our Corporate Governance Guidelines include a director resignation policy for directors. This policy states that in an uncontested election, any incumbent director nominee who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” his or her election at a meeting of stockholders shall promptly tender his or her resignation to the Board following certification of the election results. For purposes of applying this policy, we treat votes “AGAINST” a director nominee as a vote “WITHHELD” from his or her election. The Nominating and Governance Committee of the Board is required to make recommendations to the Board with respect to any such tendered resignation. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept an incumbent director nominee’s resignation. Our full director resignation policy is set forth in our Corporate Governance Guidelines, which may be found at the investor relations portion of our website at www.solarwinds.com
Our Board recommends that you vote FOR Mr. Cakebread and Mr. Sippl.
Continuing Directors Not Standing for Election
Certain information about those directors whose terms do not expire at the annual meeting is furnished below. The ages of each director are as of the date of this proxy statement.

Name	Age	Positions and Offices Held with Company	Director Since
J. Benjamin Nye	48	Director	December 2005
Ellen F. Siminoff	46	Director	June 2008
Kevin B. Thompson	48	Director, President and Chief Executive Officer	March 2010
Lloyd G. Waterhouse	62	Director	May 2010
Class I Directors (Terms Expire in 2016)
J. Benjamin Nye is a Managing Director and leads the technology and infrastructure investing efforts for Bain Capital Venture Partners, LLC, which he joined in October 2004. Mr. Nye has also served as the Chief Executive Officer of VMTurbo, Inc., a software company that provides virtualization management solutions for control cloud and virtualized environments since September 2013. From June 2003 until October 2004, Mr. Nye was a Senior Vice President at VERITAS Software Corporation, a software company. Mr. Nye served as the Chief Operating Officer and Chief Financial Officer of Precise Software Solutions, Ltd., an application performance management company, where Mr. Nye joined in January 2000 and helped the Company through its initial public offering and growth from $10 million to $100 million in revenue prior to its acquisition by VERITAS Software Corporation for $640 million in June 2003. He also serves on the boards of directors of several private companies, including AppNeta, AppAssure, Rapid7 and VMTurbo. Mr. Nye has been awarded the “Exceptional Service Award” for his tenure as a political appointee in the U.S. Department of the Treasury working for Lloyd Bentsen and Robert Rubin. He also served as a consultant in the strategy group at Mercer Management Consulting. Mr. Nye received a B.A. from Harvard College and an M.B.A. from Harvard Business School. We believe that Mr. Nye’s financial and business expertise, including his experience in managing and directing technology companies, make him well-qualified to serve as a director.
Kevin B. Thompson is our President and Chief Executive Officer. He has served as our President since January 2009 and our Chief Executive Officer since March 2010. He previously served as our Chief Financial Officer and Treasurer from July 2006 to March 2010 and our Chief Operating Officer from July 2007 to March 2010. Prior to joining the Company, Mr. Thompson was Chief Financial Officer of Surgient, Inc., a software company, from November 2005 until March 2006 and was Senior Vice President and Chief Financial Officer at SAS Institute, a privately-held business intelligence software company, from August 2004 until November 2005. From October 2000 until August 2004, Mr. Thompson served as Executive Vice President and Chief Financial

Officer of Red Hat, Inc., a publicly-traded enterprise software company. Mr. Thompson holds a B.B.A. from the University of Oklahoma. He also serves on the board of directors of NetSuite, Inc. (NYSE: N) and Barracuda Networks, Inc. (NYSE: CUDA). We believe that Mr. Thompson’s financial and business expertise and his daily insight into corporate matters as principal executive officer of the Company make him well-qualified to serve as a director.
Class III Directors (Terms Expire in 2015)
Ellen F. Siminoff has served as President and Chief Executive Officer of Shmoop University, an educational website, since March 2008. From March 2004 to March 2008, Ms. Siminoff served as President and Chief Executive Officer of Efficient Frontier, Inc., a pioneer of dynamic search engine marketing management services. From 1996 to 2002, Ms. Siminoff served in various capacities at Yahoo! Inc., including as Vice President of Business Development and Planning, Senior Vice President of Entertainment and Small Business and Senior Vice President of Corporate Development. She received an A.B. from Princeton University in Economics and an M.B.A. from the Stanford Graduate School of Business. She also serves on the board of directors of Zynga, Inc. (NASDAQ: ZNGA) and various private companies. We believe that Ms. Siminoff’s financial, business and marketing skills with software companies acquired as a director and senior officer of technology companies make her well-qualified to serve as a director.
Lloyd G. Waterhouse has served as the Chief Executive Officer of McGraw-Hill Education since 2012. Mr. Waterhouse served as Chief Executive Officer and President of Harcourt Education, a global education company, from September 2006 until December 2007 and served as an independent director and consultant from August 2004 to September 2006. From April 2001 to July 2004, he served as Chief Executive Officer and Chairman of Reynolds and Reynolds Co., a leading provider of integrated solutions to automotive retailers. During the past five years, he was also a director of ITT Educational Services, Inc., Ascend Learning, LLC, Digimarc Corporation, i2 Technologies, Inc. and Atlantic Mutual Insurance Companies. We believe that Mr. Waterhouse’s experience as a senior executive, particularly with software companies, and as a director, including his being a public company director for over ten years, make him well-qualified to serve as a director.

CORPORATE GOVERNANCE
Board Leadership
Currently, we do not have a Chairman of the Board. In the meantime, our Lead Independent Director, Steven M. Cakebread, acts as chairperson for regular meetings in addition to his role as chairperson of the executive sessions of the independent directors of the Board. Following an executive session of independent directors, the Lead Independent Director acts as a liaison between the independent directors and the Board regarding any specific feedback or issues. The Lead Independent Director also provides management with input regarding schedule and agenda items for Board and committee meetings and information to be provided to the independent directors in performing their duties. In addition, each of the committees of the Board is chaired by an independent director.
Because all but one of the Company’s Board members is an independent director, we believe that our Lead Independent Director handles many of the responsibilities of a Chairman of the Board and also promotes efficient communication throughout the Board and allows us to make decisions efficiently to properly serve our stockholders. Therefore, we do not believe, at this time, a Chairman of the Board is necessary.
Risk Oversight
Our business is subject to various types of risk, including competitive, technological, legal, personnel, financial and many others. While no one can foresee and eliminate every risk of negative events, our Board is charged with, among other things, overseeing our risk management processes implemented by management and ensuring that necessary steps are taken to foster a culture of risk-adjusted decision-making throughout our organization. Our Board believes that each of our directors other than Mr. Thompson is independent under the rules of the NYSE and the Board believes that this independence provides effective oversight of management. The Board regularly reviews information and reports from members of senior management on areas of material risk, including operational, financial, legal and regulatory, and strategic and reputational risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of operational, financial, legal and regulatory risks. The Nominating and Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.
Our Board believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of leadership structure as described under “Board Leadership Structure” above.
Board Committees
Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Pursuant to our Corporate Governance Guidelines, each committee consists entirely of directors who meet the requirement for independence under applicable NYSE and SEC rules as further described below under the caption “Director Independence.” Our Board has adopted a charter for each committee that is available on the investor relations portion of our website at www.solarwinds.com. We believe that each of our committee charters and the functioning of each committee comply with the applicable requirements of the NYSE and SEC rules and regulations.
The table below lists the current membership of each committee and the number of committee meetings held in 2013.

	Audit Committee	Compensation Committee	Nominating and Governance Committee
Steven M. Cakebread	Chairman
J. Benjamin Nye		Chairman
Ellen F. Siminoff		Member	Member
Roger J. Sippl	Member	Member	Member
Lloyd G. Waterhouse	Member		Chairman
Number of Meetings held in 2013	9	6	4

The primary responsibilities of each committee are described below.
Audit Committee
The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee oversees our corporate accounting and financial reporting processes. The Audit Committee also:

•	evaluates our independent auditors’ qualifications, independence and performance;

•	determines the engagement of our independent auditors;

•	pre-approves the retention of our independent auditors to perform any proposed permissible non-audit services;

•	monitors the performance of the Company’s internal audit function and independent auditors;

•	monitors the rotation of partners of our independent auditors on our engagement team;

•	monitors the Company’s compliance with legal and regulatory requirements;

•	reviews our financial statements and reviews our critical accounting policies and estimates; and

•	reviews and discusses with management and our independent auditors the results of the annual audit and the quarterly reviews of our financial statements.
The members of the Audit Committee have been determined to be independent in accordance with the requirements of Section 303A.02 of the NYSE listing standards and the requirements of Rule 10A-3(b)(1) under the Exchange Act. In addition, each member of the Audit Committee is financially literate as required by the NYSE listing standards, is an “audit committee financial expert” as defined in the rules of the SEC implementing Section 407 of the Sarbanes Oxley Act of 2002 and fulfills the “accounting or related financial management expertise” requirements set forth in the NYSE listing standards.
Compensation Committee
The Compensation Committee has the general responsibility of overseeing our compensation and benefit programs, including the following:

•	overseeing our compensation philosophy;

•	reviewing and recommending plans and policies relating to compensation and benefits of our executive officers, employees and outside directors;

•	reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers;

•	evaluating the performance of our executive officers in light of established goals and objectives;

•	setting compensation of our executive officers based on their evaluations;

•	preparing the compensation discussion and analysis and report of the Compensation Committee that the SEC requires in our annual proxy statements;

•	reviewing, approving and making recommendations to our Board regarding our equity compensation plans and administering the same; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.
In fulfilling its responsibilities, the Compensation Committee is solely responsible for making the final decisions on compensation for our executive officers. However, the Compensation Committee takes into account recommendations of our President and Chief Executive Officer in determining the compensation of our other executive officers and input requested from our President and Chief Executive Officer in determining his compensation. Otherwise, our executive officers do not have any role in determining the form or amount of compensation paid to the executive officers. In addition, the Compensation Committee retains the power to form and delegate matters to a subcommittee of the Compensation Committee, except that the Compensation Committee may not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole. Pursuant to this authority, the Compensation Committee has designated a Committee for Equity Awards to Non-Officers with the authority to grant equity awards to non-officer employees of the Company within guidelines established by the Compensation Committee from time to time. Such committee is required to consist of a minimum of one member of the Board, and currently consists of the Chief Executive Officer in his capacity as a member of the Board.

Pursuant to its charter, the Compensation Committee is authorized to retain or obtain the advice of a compensation consultant to assist in the evaluation of compensation to our executive officers. In August 2012, the Compensation Committee engaged Compensia to conduct a review of our executive compensation program and to make recommendations for 2013 compensation for our executive officers. The Compensation Committee is directly responsible for the appointment, compensation and oversight of Compensia’s work, and has concluded that Compensia’s engagement did not raise any conflict of interest. For additional information concerning Compensia’s engagement, see “Executive Compensation—Compensation Discussion and Analysis” below.
Each member of our Compensation Committee is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended.
Nominating and Governance Committee
The Nominating and Governance Committee identifies individuals qualified to become Board members and assists our Board in reviewing and recommending nominees for election as directors. The Nominating and Governance Committee also:

•	oversees and evaluates the qualifications and performance of the members of our Board and management;

•	develops and recommends to the Board our corporate governance principles;

•	reviews potential conflicts of interest of members of the Board and executive officers;

•	oversees compliance by the Board and its committees with applicable laws and regulations;

•	reviews and assesses the composition and performance of our Board and its committees; and

•	administers our Code of Business Conduct and Ethics.
Director Independence
Our Corporate Governance Guidelines, which may be found at the investor relations portion of our website at www.solarwinds.com, state that our Board shall have a majority of directors who meet the criteria for independence established by applicable law, including the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC and those of the NYSE. The Nominating and Governance Committee annually reviews the independence of each Board nominee, conducts a periodic review of the independence of the other members of the Board and its Committees and reports its findings to the full Board. Based on the report and recommendation of the Nominating and Governance Committee, the Board has determined that each of the members of the Board except for Mr. Thompson, our President and Chief Executive Officer, satisfies the independence criteria set forth in the applicable NYSE listing standards and SEC rules, each of the members of our Audit Committee satisfies the enhanced criteria applicable to members of the Audit Committee set forth in the applicable NYSE listing standards and SEC rules and each of the members of our Compensation Committee satisfies the enhanced criteria applicable to members of the Compensation Committee set forth in the applicable NYSE listing standards and SEC rules. Furthermore, each Board committee member qualifies as a non-employee director within the meaning of Rule 16b-3 under the Exchange Act. The Board also previously determined that Mark Bonham, who resigned from the Board effective as of July 30, 2013, was independent under applicable NYSE listing standards and SEC rules for membership on the Board and on all committees of the Board on which he served prior to his resignation.
For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationships (including vendor, supplier, consulting, legal, banking, accounting, charitable and family relationships) with us, other than as a director and a stockholder. NYSE listing standards set forth certain circumstances in which a director may not be deemed independent, including certain relationships that exist at the time of the determination or during the prior three years. Under these NYSE listing standards, Mr. Thompson could not be independent because he is a Company employee.
With respect to our non-employee directors, the Board considered all relevant facts and circumstances in making its determinations of independence, including the following:

•	None of our non-employee directors receives any direct compensation from us other than under the director compensation plan;

•	No immediate family member (within the meaning of the NYSE listing standards) of any non-employee director is an employee or otherwise receives direct compensation from us;

•
No non-employee director is an employee of our independent registered public accounting firm and no non-employee director (or any of their respective immediate family members) is a current partner of our independent registered public accounting firm, or was within the last three years, a partner or employee of our independent registered public accounting firm and personally worked on our audit;

•	No non-employee director is a member, partner, or principal of any law firm, accounting firm or investment banking firm that receives any consulting, advisory or other fees from us;

•
None of our executive officers is on the compensation committee of the board of directors of a company that employs any of our non-employee directors (or any of their respective immediate family members) as an executive officer;

•
No non-employee director (or any of their respective immediate family members) is indebted to us and we are not indebted to any non-employee director (or any of their respective immediate family members);

•	No non-employee director serves as an executive officer of a charitable or other tax-exempt organization that received contributions from us; and

•	The transactions described below under “Certain Relationships and Related Transactions.”
Communications to the Board of Directors
Stockholders and any other interested parties may communicate with the members of the Board, or to individual directors, including our Lead Independent Director, or any group of directors, including our independent directors, by sending a letter to our Corporate Secretary at 3711 South MoPac Expressway, Building Two, Austin, Texas 78746 or a fax to (866) 568-3052. Our Corporate Secretary reviews all incoming stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations, and patently offensive or otherwise inappropriate material) and, if appropriate, routes such communications to the appropriate member of the Board, or if none is specified, to the Lead Independent Director (or director acting in such capacity at the time).
Director Nomination Procedures
The Nominating and Governance Committee has the responsibility for reviewing and recommending to the Board candidates for director positions. The Nominating and Governance Committee, in evaluating Board candidates, considers factors such as professional background and skills, personal character, values and discipline, ethical standards, diversity and other outside commitments, all in the context of an assessment of the needs of the Board at the time. The Committee’s objective is to maintain a Board of individuals of the highest personal character, integrity and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. The Nominating and Governance Committee considers diversity in identifying nominees for director, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of a global technology business.
The Nominating and Governance Committee will consider director candidates recommended by stockholders in the same manner and using the same criteria as used for any other director candidate. The Nominating and Governance Committee also may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating and Governance Committee, a stockholder must submit a recommendation in writing to our Corporate Secretary at 3711 South MoPac Expressway, Building Two, Austin, Texas 78746, and must include the following information:

•	the name of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership;

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director;

•	the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected; and

•
any other information about the stockholder and the candidate that would be required if the stockholder provided notice to the Company of its intent to nominate the director candidate pursuant to Section 2.4 of our amended and restated bylaws.

The Nominating and Governance Committee may require additional information as it deems reasonably required to determine the eligibility of the director candidate to serve as a member of the Board.
For a candidate to be considered by the Nominating and Governance Committee for nomination to the Board at an upcoming annual meeting, a stockholder recommendation must be received by our Corporate Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of shareholders.
The Nominating and Governance Committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate: accomplishment in his or her field; an ability to make a meaningful contribution to the Board’s oversight of our business and affairs; and a record and reputation for integrity and ethical conduct in both his or her professional and personal activities. In addition, the Nominating and Governance Committee examines: a candidate’s specific experiences and skills; industry background and knowledge; time availability in light of other commitments; potential conflicts of interest; interpersonal skills and compatibility with the Board; ability to complement the competency and skills of the other Board members; and independence from management and the Company. The Nominating and Governance Committee also seeks to have the Board represent a diversity of backgrounds and experience.
The Nominating and Governance Committee annually reviews with the Board the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity; and to constructively challenge management through their active participation and questioning. In particular, the Nominating and Governance Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of the Company’s businesses.
Board Meetings and Attendance
The Board held five (5) meetings in 2013. During 2013, each member of the Board attended 75% or more of the aggregate of (i) the total number of Board meetings held during the period of such member’s service and (ii) the total number of meetings of committees on which such member served, during the period of such member’s service.
Director Attendance at Annual Meetings of Stockholders
Directors are encouraged, but not required, to attend our annual stockholder meetings. All of our current directors attended our 2013 annual stockholder meeting.
Non-Employee Director Compensation
The Compensation Committee reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. Directors who are employees of the Company receive no additional compensation for service on the Board. The Company’s director compensation program is designed to enable continued attraction and retention of highly qualified directors by ensuring that director compensation is in line with peer companies competing for director talent, and is designed to address the time, effort, expertise and accountability required of active Board membership. In general, the Compensation Committee and the Board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its Committees, and an equity component, designed to align the interests of directors with our stockholders and, by vesting over time, to create an incentive for continued service on the Board.
In August 2012, our Compensation Committee engaged Compensia, an independent third-party compensation consultant, to conduct a review of our director compensation plan and compensation programs at comparable companies. Our Compensation Committee, with the assistance of Compensia, selected the following companies to be our 2013 peer group (“2013 Peer Group”) based on a number of factors, including market capitalization, industry, revenue, growth rate, operating margin in conjunction with revenue growth rate, complexity of operations, board size and composition and tenure as a publicly-traded company:

athenahealth, Inc.	NetSuite Inc.
CommVault Systems, Inc.	Qlik Technologies Inc.
Concur Technologies, Inc.	RealPage, Inc.
Cornerstone OnDemand, Inc.	Red Hat, Inc.
Fortinet, Inc.	Riverbed Technology, Inc.
Guidewire Software, Inc.	ServiceNow, Inc.
HomeAway, Inc.	Sourcefire, Inc.
Jive Software, Inc.	Splunk Inc.
LinkedIn Corporation

Upon market review and the comparison of our performance versus the performance of the 2013 Peer Group, our Compensation Committee determined that it would be advisable to increase the amount of the lead director retainer, but otherwise maintain the director compensation plan that we adopted in 2012. In February 2013, our Compensation Committee recommended, and our Board approved, increasing the lead director retainer amount to $25,000, with such increase effective on the date of the 2013 annual meeting. The other terms of our director compensation plan remained the same as those in the 2012 director compensation plan. Therefore, effective May 9, 2013, our director compensation plan for all non-employee directors was as follows (all retainers are annual amounts paid quarterly):

General Board member retainer	$40,000
Lead director retainer	$25,000
Audit Committee Chair retainer	$26,000
Compensation Committee Chair retainer	$16,000
Nominating and Governance Committee Chair retainer	$12,000
Audit Committee member retainer	$13,000
Compensation Committee member retainer	$10,000
Nominating and Governance Committee member retainer	$6,000
Initial equity grant	$360,000 value (50% stock options and 50% restricted stock units) (1)(2)
Annual equity grant	$240,000 (50% stock options and 50% restricted stock units) (1)(3)

(1)
The value of the stock options will be determined as of the date of grant using the Black-Scholes option-pricing model. All options granted will have an exercise price equal to the closing price per share of our common stock on the date of grant.

(2)
The grant is awarded on or about the date on which each person first becomes a non-employee director. This initial equity grant applies only to non-employee directors becoming a director after the date of adoption of the revised director compensation plan. One-third of each stock option vests on the first anniversary of the grant date, with the remainder vesting ratably over the next 24 months, subject to continued service through each applicable date. One-third of each restricted stock unit vests on each of the first three anniversaries of the vesting commencement date, subject to continued service through each applicable date.

(3)
The grant is awarded to continuing directors on the date of our annual meeting of stockholders if, as of such date, a director has served on the Board for at least the preceding six months. Each equity award will fully vest on the earlier of (i) the date of the next year’s annual stockholder meeting or (ii) December 31 of the calendar year following the calendar year in which the award is granted, whichever is earlier, subject to continued service through the applicable date. The number of restricted stock units granted will be calculated using the closing price of a single share of our common stock on the date of our annual shareholder meeting, and the number of options granted will be calculated using the fair value of the options as calculated on the date of our annual shareholder meeting using the Black-Scholes valuation method.

Non-Employee Director Compensation Table for Year Ended December 31, 2013

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (1)	Total
Mark Bonham (2)	$36,317	$119,992	$120,007	$276,316
Steven M. Cakebread	89,236	119,992	120,007	329,235
J. Benjamin Nye	56,000	119,992	120,007	295,999
Ellen F. Siminoff	56,000	119,992	120,007	295,999
Roger J. Sippl	66,883	119,992	120,007	306,882
Lloyd G. Waterhouse	62,883	119,992	120,007	302,882

(1)
The amounts reported in these columns represent the aggregate grant date fair value of the stock awards and option awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“ASC Topic 718”) and, for option awards, is estimated on the date of grant using the Black-Scholes option-

pricing model. A more detailed discussion of the assumptions used in the valuation of option awards made in fiscal year 2013 may be found in Note 1 of the Notes to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC. The number of shares of our common stock underlying outstanding stock awards and option awards held by each of our current non-employee directors as of December 31, 2013 are as follows:

Director Name	Outstanding Stock Awards	Outstanding Option Awards
Steven M. Cakebread	2,688	38,559
J. Benjamin Nye	2,688	31,878
Ellen F. Siminoff	2,688	68,559
Roger J. Sippl	2,688	37,478
Lloyd G. Waterhouse	2,688	40,381

(2)
Mr. Bonham resigned from the Board effective as of July 30, 2013. The amount reported in the table for Mr. Bonham represents compensation earned by him as a director in 2013 prior to the effective date of his resignation.

Stock Ownership Guidelines
On December 21, 2011, we adopted stock ownership guidelines for the members of our Board. Pursuant to these guidelines, each member of the Board must retain ownership of an amount of equity such that the net market value of the vested options, vested or unvested RSUs, restricted stock, or shares of stock held by the Board member is at least equal to 4 times that member’s base annual cash board retainer paid by the Company as of the annual meeting of stockholders. Each Board member shall have five years to accumulate (the “Accumulation Period”) this equity interest from the later of the implementation of this policy and the date such person became a member of the Board. Prior to the end of the Accumulation Period, a Board member must maintain a pro-rata amount of equity securities as of the date of each annual meeting of stockholders. The Board may approve any amendments, waivers or exceptions to this policy at its discretion. Our stock ownership guidelines are set forth in our Corporate Governance Guidelines, which may be found at the investor relations portion of our website at www.solarwinds.com.

Security Ownership of Certain Beneficial Holders and Management
The following table sets forth information regarding ownership of our common stock as of March 21, 2014, the record date, by (a) each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of common stock, (b) each of our directors and nominees for director, (c) each of our named executive officers and (d) all directors and executive officers as a group.
Beneficial ownership in this table is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options held by the respective person or group that may be exercised within 60 days after March 21, 2014 and shares issuable upon the vesting of restricted stock units held by the respective person or group that will vest within 60 days after March 21, 2014. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days after March 21, 2014 and restricted stock units that will vest within 60 days after March 21, 2014 are included for that person or group but not the stock options or restricted stock units of any other person or group. Percentage of beneficial ownership is based on the shares of common stock outstanding as of March 21, 2014.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Approximate Percentage of Common Stock Outstanding
Over 5% Stockholders:
Entities affiliated with BlackRock, Inc. (2)	4,221,728	5.6%
Entities affiliated with Lone Pine Capital LLC (3)	6,698,396	8.9
Entities affiliated with Maverick Capital, Ltd. (4)	7,281,770	9.7
Entities affiliated with State Street Corporation (5)	4,452,934	5.9
Entities affiliated with The Vanguard Group (6)	3,779,975	5.0
Entities affiliated with Donald C. Yonce (7)	9,689,981	12.9
Named Executive Officers, Directors and Nominees:
Michael J. Berry (8)	7,859	*
Steven M. Cakebread (9)	48,699	*
Douglas G. Hibberd (10)	35,707	*
J. Barton Kalsu (11)	102,977	*
J. Benjamin Nye (12)	40,767	*
Jason Ream (13)	23,400	*
Bryan A. Sims (14)	22,763	*
Ellen F. Siminoff (15)	82,601	*
Roger J. Sippl (16)	77,482	*
Paul Strelzick (17)	127,695	*
Kevin B. Thompson (18)	845,147	1.1
Lloyd G. Waterhouse (19)	50,900	*
All executive officers and directors as a group (10 people) (20)	1,435,375	1.9

*	Represents beneficial ownership of less than 1%.

(1)
Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse. Unless otherwise indicated, the address of each of the named individuals is: c/o SolarWinds, Inc., 3711 South MoPac Expressway, Building Two, Austin, Texas 78746.

(2)
Pursuant to a Schedule 13G filed with the SEC on January 30, 2014, BlackRock, Inc. reported that, as of January 17, 2014, it and certain related entities had sole voting power over 3,923,434 shares and sole dispositive power over 4,221,728 shares and that its address is 40 East 52nd Street, New York, NY 10022.

(3)
Pursuant to a Schedule 13G/A filed with the SEC on February 14, 2014, Lone Pine Capital LLC reported that, as of February 14, 2014, it and certain related entities had shared voting and dispositive power over 6,698,396 shares and that its address is Two Greenwich Plaza, Greenwich, Connecticut 06830.

(4)
Pursuant to a Schedule 13G filed with the SEC on February 14, 2014, Maverick Capital, Ltd., Maverick Capital Management, LLC and Lee S. Ainslie III reported that, as of February 14, 2014, they had sole voting and dispositive power over 7,281,770 share. The address of Maverick Capital, Ltd. and Maverick Capital Management, LLC is 300 Crescent Court, 18th Floor, Dallas, Texas 75201. The address of Lee S. Ainslie III is 767 Fifth Avenue, 11th Floor, New York, New York 10153.

(5)
Pursuant to a Schedule 13G filed with the SEC on February 4, 2014, State Street Corporation reported that, as of February 3, 2014, it and certain related entities had shared voting power over 4,452,934 shares and shared dispositive power over 4,452,934 shares and that its address is One Lincoln Street, Boston, MA 02111.

(6)
Pursuant to a Schedule 13G filed with the SEC on February 11, 2014, The Vanguard Group reported that, as of February 6, 2014, it had sole voting power over 41,005 shares, sole dispositive power over 3,743,670 shares and shared dispositive power over 36,305 shares and that its address is 100 Vanguard Blvd., Malvern, PA 19355.

(7)
Pursuant to a Schedule 13G/A filed with the SEC on February 13, 2014, Donald Yonce 2007 Trust reported that, as of February 13, 2014, it had sole voting and dispositive power over 5,268,734 shares and that Atlantis SolarWinds, LP had sole voting and dispositive power over 4,421,247 shares. The address of each of the reporting persons is c/o SolarWinds, Inc., 3711 South MoPac Expressway, Building Two, Austin, Texas 78746.

(8)	Includes 7,859 shares subject to options exercisable within 60 days of March 21, 2014.

(9)	Includes 38,559 shares subject to options exercisable, and 2,688 shares subject to restricted stock units which will vest, within 60 days of March 21, 2014.

(10)	Includes 32,305 shares subject to options exercisable within 60 days of March 21, 2014.

(11)	Includes 91,411 shares subject to options exercisable within 60 days of March 21, 2014.

(12)	Includes 31,878 shares subject to options exercisable, and 2,688 shares subject to restricted stock units which will vest, within 60 days of March 21, 2014.

(13)	Includes 14,008 shares subject to options exercisable within 60 days of March 21, 2014.

(14)	Includes 9,834 shares subject to options exercisable within 60 days of March 21, 2014.

(15)	Includes 68,559 shares subject to options exercisable, and 2,688 shares subject to restricted stock units which will vest, within 60 days of March 21, 2014.

(16)	Includes 37,478 shares subject to options exercisable, and 2,688 shares subject to restricted stock units which will vest, within 60 days of March 21, 2014.

(17)	Includes 112,659 shares subject to options exercisable within 60 days of March 21, 2014.

(18)	Includes 637,881 shares subject to options exercisable within 60 days of March 21, 2014.

(19)	Includes 40,381 shares subject to options exercisable, and 2,688 shares subject to restricted stock units which will vest, within 60 days of March 21, 2014.

(20)	Includes 1,105,119 shares subject to options exercisable, and 13,440 shares subject to restricted stock units which will vest, within 60 days of March 21, 2014.
Certain Relationships and Related Transactions
Applicable Policies and Procedures
Consistent with SEC rules, a related or interested party transaction includes a transaction between the Company and a director, director nominee or executive officer of the Company or a beneficial owner of more than 5% of the Company’s common stock or any of their respective immediate family members. The Company’s Code of Business Ethics and Conduct requires that each employee report to management on an ongoing basis any relationship or transaction that may create or appear to create a conflict between the personal interests of those individuals (or their immediate family members) and the interests of the Company. A conflict, or appearance of a conflict, might arise, for example, by accepting gifts from a current or potential customer, supplier or competitor, owning a financial interest in, or serving in a business capacity with, an outside enterprise that competes with or does or wishes to do business with, the Company, or using confidential Company information or other corporate assets for personal profit. Members of the Board are also advised to disclose any potential conflict of interest to the full Board.

Pursuant to its written charter, our Audit Committee reviews and oversees all related person transactions. All of our directors, officers and employees are required to report to the Audit Committee any related person transaction prior to entering into the transaction. The Audit Committee is responsible for reviewing and approving proposed related person transactions. In making a determination, the Audit Committee considers all relevant facts and circumstances, such as the benefits of the transaction to the Company; the terms of the transaction and whether they are arms’-length and in the ordinary course of the Company’s business; the direct or indirect nature of the related person’s interest in the transaction; the size and expected term of the transaction; and other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.
Furthermore, if a conflict of interest is suspected to arise based on a new relationship or changed circumstances related to an existing relationship, the matter is referred to the Audit Committee Chairman or Nominating and Governance Committee Chairman for review. If it is determined that a potential conflict of interest may exist, the Audit Committee or Nominating and Governance Committee would review the potential conflict and determine whether any action is required, including whether to authorize, ratify or direct the unwinding of the relationship or transaction under consideration, as well as ensure that appropriate controls are in place to protect the Company and its stockholders.
In order to ensure that all material relationships and related person transactions have been identified, reviewed and disclosed in accordance with applicable policies, procedures and regulations, each director and executive officer also completes and signs a questionnaire at the end of each fiscal year that requests confirmation that there are no material relationships or related person transactions between such individuals and the Company other than those previously disclosed to the Company.
Related Person Transactions
The following is a description of transactions since January 1, 2013, in which we have been a participant, in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them, had or will have a direct or indirect material interest. The transactions set forth below were approved by our Audit Committee or, with respect to those entered prior to the establishment of our Audit Committee, by our Board. We believe that such transactions were on terms no less favorable to us than we could have obtained from unaffiliated third parties.
We entered into a registration rights agreement dated as of December 13, 2005, as amended, with certain stockholders. Subject to the terms of this agreement, entities affiliated with Donald C. Yonce, a beneficial owner of more than 5% of the Company’s common stock, have demand registration rights entitling them to demand that we file a registration statement covering sales of the shares and piggyback registration rights entitling them to request that their shares be covered by a registration statement that we otherwise file. The registration rights agreement was filed as an exhibit to our Registration Statement on Form S-1 as filed with the SEC on March 19, 2008 and is incorporated by reference herein.
In September 2013, we entered into a stock purchase agreement with AppNeta, Inc., or AppNeta, an application performance management software company, in which we invested approximately $8.0 million in convertible preferred stock. J. Benjamin Nye, a member of our board of directors currently serves on the board of directors of AppNeta and is a Managing Director for Bain Capital Venture Partners, LLC, which also has an ownership interest in AppNeta.
We have entered into various software license agreements in the ordinary course of business with McGraw-Hill Education, or McGraw Hill, and certain of its affiliated entities. A member of our board of directors, Lloyd G. Waterhouse, is the President and Chief Executive Officer of McGraw Hill. McGraw Hill paid the Company approximately $472,701 pursuant to such software license agreements since January 1, 2013.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock (“Reporting Persons”) to file reports of ownership and changes in ownership of our common stock with the SEC. Based solely on our review of such reports received or written representations from certain Reporting Persons during 2013, we believe that all Reporting Persons complied with all applicable reporting requirements in 2013, except that J. Barton Kalsu failed to file a Form 4 on a timely basis related to an equity-based compensation award in September 2013.
Code of Business Ethics and Conduct
Our Board adopted a code of business ethics and conduct for all employees, including our executive officers and directors. The code of business ethics and conduct is available on the investor relations portion of our website at www.solarwinds.com. The Company will disclose on its website at www.solarwinds.com, to the extent required by applicable SEC or NYSE rules and in the manner permitted by Item 5.05 of Form 8-K, the nature of any amendment to this code of business ethics and conduct (other than technical, administrative, or other non-substantive amendments), our approval of any material departure from a provision of this code of business ethics and conduct, and our failure to take action within a reasonable period of time regarding any material departure from a provision of this code of business ethics and conduct that has been made known to any of our executive officers.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The Audit Committee of our Board has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the 2014 fiscal year and will present such appointment to the stockholders for ratification at the annual meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting to respond to questions from stockholders and will be given the opportunity to make a statement if so desired.
Stockholder ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP is not necessary because the Audit Committee has responsibility for appointing our independent auditor. However, the Audit Committee will take your vote on the proposal into consideration when appointing our independent registered public accounting firm in the future. If the appointment of PricewaterhouseCoopers LLP is not ratified by you, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Required Vote and Recommendation of the Board for Proposal Two
You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. To be approved by our stockholders, this proposal must receive a “FOR” vote by a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal.
Our Board recommends that you vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2014.
Audit and Non-Audit Fees
PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the years ended December 31, 2013 and 2012. In addition to performing the audit of our consolidated financial statements, PricewaterhouseCoopers LLP also provides various other services to us. Fees paid to PricewaterhouseCoopers LLP for services provided during these years are presented below.

	2013	2012
Audit Fees	$1,148,738	$1,018,385
Audit-Related Fees	—	—
Tax Fees	69,224	110,871
All Other Fees	—	—
Total	$1,217,962	$1,129,256
Audit Fees. Audit fees relate to professional services rendered for the audit of our annual consolidated financial statements, for the reviews of the consolidated financial statements included in our quarterly reports on Form 10-Q, for the audit of management’s report on the effectiveness of our internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002, fees associated with SEC registration statements, assistance in responding to SEC comment letters, accounting consultations related to audit services and other services that are normally provided by the independent auditor in connection with statutory and regulatory filings both domestically and internationally.
Tax Fees. Tax fees include services for tax compliance and research, tax advice, tax planning and technical tax advice.
Pre-Approval of Audit and Non-Audit Services
The Audit Committee is authorized by its charter to pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee reviews and approves the independent registered public accounting firm’s retention to perform audit services, including the associated fees. The Audit Committee also evaluates other known potential engagements of the independent registered public accounting firm, including the scope of the proposed work and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At subsequent meetings, the Audit Committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that a need arises for pre-approval between Audit Committee meetings. If the Chairman so approves any such engagements, he will report that approval to the full Audit Committee at its next meeting.
All services provided by PricewaterhouseCoopers LLP during the fiscal years ended December 31, 2013 and December 31, 2012 were preapproved by the Audit Committee.
Our Audit Committee has reviewed the fees and services described above, and believes that such fees and services are compatible with maintaining the independence of PricewaterhouseCoopers LLP.

REPORT OF THE AUDIT COMMITTEE
The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, and/or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates it by reference into such filing.
The Audit Committee of our Board is responsible for, among other things, reviewing with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the scope and results of their audit engagement. In connection with the 2013 audit, the Audit Committee has:

•
reviewed and discussed with management the Company’s audited financial statements, including management’s report on internal controls over financial reporting, included in our Annual Report on Form 10-K for the year ended December 31, 2013;

•	discussed with PricewaterhouseCoopers LLP the matters required to be discussed under the Public Company Accounting Oversight Board standards; and

•
received from and discussed with PricewaterhouseCoopers LLP the written disclosures and letter required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on the review and discussions described in the preceding bullet points, the Audit Committee recommended to the Board that the audited financial statements and management’s report on internal controls over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
Steven M. Cakebread (Chair)
Roger J. Sippl
Lloyd G. Waterhouse

EXECUTIVE OFFICERS
Set forth below is the name, age, and position of each of our executive officers as of the date of this proxy statement.

Name	Age	Position
Kevin B. Thompson	48	President and Chief Executive Officer
Jason Ream	42	Executive Vice President, Finance and Chief Financial Officer
Paul Strelzick	50	Executive Vice President, President Worldwide Sales
Douglas G. Hibberd	49	Executive Vice President, President Business Operations
J. Barton Kalsu	46	Executive Vice President, Finance and Chief Accounting Officer
Kevin B. Thompson—For biographical information, see “Proposal One—Election of Directors—Continuing Directors Not Standing for Election—Class I Directors.”
Jason Ream has served as our Executive Vice President, Finance and Chief Financial Officer since October 2013. He previously served as our Vice President of Growth Strategy from October 2012 until October 2013 and our Vice President, Business Development and Investor Relations from August 2009 until October 2012. Prior to joining the Company, Mr. Ream worked for J.P. Morgan as an Executive Director in investment banking from July 2006 to January 2009. From July 1999 to July 2006, he held various roles in investment banking at UBS, Piper Jaffray, and Credit Suisse First Boston. Mr. Ream holds an A.B. in Mathematics from Amherst College.
Paul Strelzick has served as our Executive Vice President, President Worldwide Sales, since February 2014. Prior to such time, Mr. Strelzick served as our Executive Vice President, Worldwide Sales from November 2011 until February 2014, our Senior Vice President, Worldwide Sales from January 2009 to November 2011, our Vice President, Worldwide Sales from January 2008 until January 2009 and as our Vice President, North American Sales from July 2007 until January 2008. Prior to joining the Company, Mr. Strelzick served as Vice President, Sales, for various technology companies, including Uplogix, Inc., a provider of remote network management solutions, from March 2006 until April 2007, MessageOne, Inc., a provider of managed services for email archiving, management and business continuity, from September 2004 until February 2006, Permeo Technologies, Inc., a network security software company, from October 2003 until June 2004 and NetIQ Corporation, a provider of systems and security management solutions, from July 1999 to October 2003. He holds a B.A. in History from the State University of New York (Albany).
Douglas G. Hibberd has served as our Executive Vice President, President Business Operations since February 2014. Prior to such time, Mr. Hibberd served as our Executive Vice President for Strategic Operations from January 2013 to July 2013, our Executive Vice President, Engineering, and General Manager APAC from November 2011 to January 2013, our Senior Vice President, Engineering, and General Manager, APAC from January 2011 to November 2011, our Senior Vice President, Engineering from January 2009 to January 2011, and our Vice President, Product Development from August 2006 until January 2009. Prior to joining the Company, Mr. Hibberd was Vice President, Engineering, at RealVue Simulation Technologies, Inc., a provider of custom simulation software to the commercial, industrial and manufacturing sectors, from September 2004 until May 2006. Mr. Hibberd was Vice President, Engineering at ForwardVue Technologies Inc., a provider of supply chain risk management software and services, from November 2001 until September 2004. He holds a degree as a technician in mechanical engineering from Sydney Technical College and has received a fundamentals of engineering certification from the National Council of Examiners for Engineering.
J. Barton Kalsu has served as our Executive Vice President, Finance and Chief Accounting Officer since October 2013 and served as our Chief Accountant and Senior Vice President, Finance, from November 2011 to October 2013. Mr. Kalsu joined the Company as Chief Accountant and Vice President, Finance in August 2007. Prior to joining the Company, Mr. Kalsu worked for JPMorgan Chase Bank as Vice President, Commercial Banking, from June 2005 until August 2007. From April 2002 until June 2005, Mr. Kalsu worked for Red Hat, Inc. as Senior Director of Finance. He holds a B.S. in Accounting from Oklahoma State University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following discussion and analysis provides information regarding our compensation policies, programs and practices during 2013 and, as appropriate, any actions taken since the end of 2013 and prior to the filing of the proxy statement which relate to compensation paid for 2013 for the Company’s named executive officers (the “NEOs”):

NEO	Position
Kevin B. Thompson	President and Chief Executive Officer
Jason Ream (1)	Executive Vice President, Finance and Chief Financial Officer
J. Barton Kalsu (2)	Executive Vice President, Finance and Chief Accounting Officer
Paul Strelzick	Executive Vice President, President Worldwide Sales
Douglas G. Hibberd	Executive Vice President, President Business Operations
Michael J. Berry (3)	Former Executive Vice President and Chief Financial Officer
Bryan A. Sims (4)	Former Senior Vice President, General Counsel and Secretary

(1)	Mr. Ream was appointed Executive Vice President, Finance and Chief Financial Officer in October 2013. He served as our Vice President of Growth Strategy for prior periods in 2013.

(2)	Mr. Kalsu was appointed Executive Vice President, Finance and Chief Accounting Officer in October 2013. He served as our Chief Accountant and Senior Vice President, Finance for prior periods in 2013.

(3)	Mr. Berry’s employment with us ended and he ceased to be an executive officer effective as of October 1, 2013.

(4)	Mr. Sims’ employment with us ended and he ceased to be an executive officer effective as of March 31, 2014.
The following discussion and analysis of compensation arrangements of the NEOs for 2013 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.
Executive Summary
We design, develop, market, sell and support enterprise-class information technology, or IT, infrastructure management software to IT professionals in organizations of all sizes. For us to compete successfully and grow our business, we must retain, recruit and develop talented, qualified senior executives to manage and lead our Company to achieve the corporate objectives that will promote the short-term and long-term growth of our business, and thereby increase stockholder value. We believe that the compensation paid to our executive officers should be closely aligned with our corporate performance on both a short-term and long-term basis, and that such compensation should assist us in motivating and retaining the key executive officers critical to our long-term success.
2013 Business Highlights
We believe the compensation program for our NEOs in 2013 and prior years was instrumental in helping us achieve strong financial performance in 2013. We recorded the following financial results for the year ended December 31, 2013:

•	Total revenue was $335.4 million for 2013 compared to $269.0 million for 2012, or an increase of 24.7%.

•	Combined maintenance and subscription revenue for 2013 was $199.5 million compared to $145.0 million for 2012, representing 37.6% year-over-year growth in recurring revenue.

•	Net income was $89.8 million for 2013 compared to $81.3 million for 2012, or an increase of 10.4%.

•	Net income was $1.17 per share on a fully diluted basis for 2013 compared to $1.07 per share on a fully diluted basis for 2012, or an increase of 9.3%.

•	Cash flow from operating activities was $163.3 million for 2013 compared to $143.4 million for 2012, or an increase of 13.9%.

Other business and corporate governance highlights during 2013 include:

•
In May 2013, we acquired N-able Technologies (“N-able”). Through our acquisition of N-able, we enhanced our remote monitoring and management offerings and added managed service provider (“MSP”) service automation to the broad range of management challenges that we address for the IT industry.

•	In October 2013, we acquired Confio Corporation, adding database performance management to the list of IT management issues we help solve for IT professionals.

•
In July 2013, our Board of Directors approved a share repurchase program, authorizing us to purchase up to $50.0 million of our outstanding common stock in the open market. During 2013, we repurchased 0.9 million shares of our common stock for an aggregate purchase price of $32.6 million under our share repurchase program.

•	In September 2013, our Board of Directors adopted Amended and Restated Bylaws to provide for majority voting in uncontested director elections.
2013 Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with the Company’s short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2013:

•
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders. As a result, base salary and benefits represented less than 30% of each NEO’s total target compensation at target performance levels for 2013. We consider target performance levels to be achievement of the high end of our financial outlook for revenue and non-GAAP operating income.

•
Pay-for-Performance. Our executive compensation program is designed so that our executive officers’ compensation is aligned with our financial performance and stockholder returns. For example, our Chief Executive Officer’s total target compensation at target performance levels for 2013 was $6,087,128 although his realizable pay for 2013 was $4,414,970. We calculate realizable pay as the sum of actual base salary, bonus, non-equity incentive plan and all other compensation amounts paid during 2013, plus the value of equity awards granted in 2013 revalued at our stock price as of December 31, 2013, which was $37.83 per share.

•
Short-Term Cash Incentives Tied to Revenue and Non-GAAP Operating Income. Our NEOs earn quarterly cash bonuses under our Executive Bonus Plan only if we achieve the low end of our quarterly target ranges for revenue and non-GAAP operating income and receive 100% of their target bonus amount only if we achieve the high end of our quarterly target ranges for revenue and non-GAAP operating income. The low end and high end of our quarterly target ranges for revenue and non-GAAP operating income were equal to the low end and high end, respectively, of our financial outlook for these metrics in each quarter of 2013. Our NEOs may share in any incremental non-GAAP operating income above the high end of our quarterly target ranges through our supplemental bonus plan, which is accrued quarterly but not paid until the completion of the full fiscal year subject to approval of our Compensation Committee. The supplemental bonus plan reflects our pay for performance philosophy and is balanced with the interests of our stockholders as we retained at least 67% of any incremental non-GAAP operating income above the high end of our quarterly target range as profit for the benefit of our stockholders in each quarter of 2013.

•
Majority of Total Target Compensation is Long-Term Equity Incentive Awards with Multi-Year Vesting Requirements. Over 60% of our NEO’s total target compensation at target performance levels for 2013 is in the form of long-term equity incentive awards to align the interests of our NEOs with our stockholders. The equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with our retention objectives.

•
Double-trigger Change in Control Arrangements.  All change in control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change in control of the Company and a qualifying termination of employment before an executive officer is eligible to receive any such payments and benefits).

•	Broad-based Benefit Programs. Our executive officers participate in broad-based Company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

•
Limited Other Compensation.  We limit all other compensation to our executive officers. For example, we currently do not offer pension arrangements, nonqualified deferred compensation plans or arrangements or significant perquisites to our executive officers.

•	No Gross-ups. Executive officers are not eligible to receive any tax reimbursement payments or “gross-ups” in connection with any severance or change in control payments or benefits.

•
No Hedging or Pledging of Company Stock.  We do not permit our executives and directors to engage in short sales, derivatives transactions, hedging or similar transactions involving our securities. We also do not permit our executives and directors to pledge our securities as collateral for a loan.

•
Independent Compensation Committee. The Compensation Committee was comprised solely of independent directors who have established effective means for communicating with stockholders regarding their executive compensation ideas and concerns.

•
Independent Consultant.  The Compensation Committee engaged its own independent compensation consultant to assist with its 2013 compensation reviews. This compensation consultant performed no additional consulting or other services for the Company.

•
Annual Review.  The Compensation Committee conducted its annual review and approval of the Company’s compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that such risks are not reasonably likely to have a material adverse effect on the Company.

2013 Stockholder Advisory Vote on Executive Compensation
At our 2013 annual meeting of stockholders, we conducted a stockholder advisory vote on the 2012 compensation of the NEOs (commonly known as a “Say-on-Pay” vote). Our stockholders approved the 2012 compensation of the NEOs with approximately 97.4% of the votes cast in favor of the proposal. This follows our Say-on-Pay vote for 2011 compensation of the NEOs, for which 98.1% of the votes cast supported the compensation of the NEOs. We believe that the outcome of the Say-on-Pay vote reflects our stockholders’ support of our compensation approach.
The Compensation Committee reviewed the stockholder voting results and decided to maintain a substantially similar executive compensation program partly in response to the strong approval by stockholders. Further, any design changes resulting from the Say-on-Pay vote would not typically show up in compensation until the following fiscal year due to the timing of our annual meeting of stockholders compared to the Compensation Committee meeting at which compensation decisions are made.
We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including the NEOs. At our 2011 annual meeting of stockholders, our stockholders approved a recommendation that the Say-on-Pay vote be held once every year. Our Board reviewed the results of the vote and determined to hold a Say-on-Pay vote in each of the years following this recommendation from the stockholders. We currently anticipate holding a Say-on-Pay vote each year.
Overview of Compensation Program
Our executive compensation program seeks to attract and retain talented, qualified senior executives to manage and lead our Company and to motivate them to pursue and achieve our corporate objectives. Additionally, we strive to align pay with shareholder value. Therefore, our current compensation program reflects a mix of cash and equity elements to focus executives on not only short-term results, but also long-term success. Our compensation program is designed to:

•	Pay competitively for achieving target levels of performance in order to attract and retain highly qualified executives;

•	Place a significant amount of each executive officer’s total potential compensation “at risk” based on corporate performance;

•	Align the interests of management and stockholders;

•	Encourage effective use of resources to achieve corporate objectives;

•	Pay for performance by rewarding and differentiating among executives based on the achievement of Company and functional objectives; and

•	Manage risk through oversight and compensation design features and practices that balance short-term and long-term incentives.
The current compensation program primarily consists of base salary, short-term incentives and a long-term equity component, historically in the form of stock options and restricted stock units (“RSUs”). We have discussed each element of the compensation program in more detail in the subsection titled “—Components of Our Compensation Program.”
Our corporate objectives are to increase our total revenue at a high growth rate and to invest in our business to drive our future growth while continuing to deliver high non-GAAP operating margins. We believe that our compensation program design supports these objectives because a significant amount of each executive officer’s total potential compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders.
Compensation Philosophy
The following key principles guide our compensation decision-making and program design:

•
The elements of the total compensation package are designed to reward the executive management team for achieving our Company objectives, with upside opportunity for exceeding the performance objectives.

•	The compensation package balances achievement of short-term performance objectives with long-term strategic goals.

•
The compensation package is designed to align the interests of our management with those of our stockholders by paying a significant portion of each executive officer’s total targeted compensation in the form of equity awards.

•
Our total compensation program is designed to provide compensation opportunities that are competitive with those companies with which we compete for executive talent in order to attract and retain highly qualified executives.

•
Pay decisions are made considering a variety of factors, including each executive’s role, skills, experience, performance against individual and Company objectives and compensation practices within the Company’s peer group.

The Compensation Committee
The Compensation Committee has the overall responsibility for overseeing the compensation and benefit programs for our executive officers. Members of the committee are appointed by the Board. Messrs. Nye, Sippl and Ms. Siminoff served on the Compensation Committee during 2013. See the section entitled “Corporate Governance—Board Committees—Compensation Committee” for more information regarding the Compensation Committee. The Compensation Committee is responsible for ensuring that our compensation policies and practices support the successful recruitment, development and retention of the executive officer talent required for us to achieve our business objectives.
Participation of Management in Compensation Decisions
We believe that the best way to align executive and stockholder interests is through a compensation program designed with input from management and, as appropriate, external advisors regarding internal, external, cultural and business challenges and opportunities facing our Company and our executive officers. In 2013, our President and Chief Executive Officer provided recommendations on executive compensation for our other executive officers and also provided input requested by the Compensation Committee regarding his own compensation, although he was not present during any deliberations related to his own compensation. Our President and Chief Executive Officer, Former Chief Financial Officer, Former General Counsel and Vice President of Human Resources attended certain meetings of the Compensation Committee in 2013, but were not present during any discussions related to their own compensation. We expect to continue a similar practice in the future.
Compensation Consultants
The Compensation Committee has the authority to retain a compensation consultant to assist it in evaluating the compensation of our Chief Executive Officer and our other executive officers and to approve the consultant’s fees and engagement terms. The Compensation Committee also has the authority to retain other advisors to assist it in fulfilling its responsibilities.
In August 2012, the Compensation Committee engaged Compensia to conduct a review of our executive compensation program and to make recommendations for 2013 compensation for our executive officers. In connection with this engagement, the Compensation Committee undertook a review of the independence of Compensia including, without limitation, consideration of the factors enumerated in applicable SEC rules. Based on the Compensation Committee’s review, the Compensation Committee concluded that Compensia is independent and that Compensia’s engagement did not raise a conflict of interest.
Compensia conducted a review of total compensation for our executive officers by comparing their compensation to the companies in our 2013 Peer Group. In choosing this list of comparable companies each year, Compensia and the Compensation Committee have considered a number of factors including market capitalization, industry, revenue, growth rate, operating margin in conjunction with revenue growth rate, complexity of operations and tenure as a publicly-traded company. Our President and Chief Executive Officer reviewed this report with the Compensation Committee and provided his recommendations along with other information to the Compensation Committee. The Compensation Committee considered the Compensia report and these recommendations in setting the 2013 compensation for our executive officers.
Competitive Market
Our executive compensation program is designed so that total short-term and long-term compensation are competitive with comparable positions at comparable companies so that we are able to attract and retain highly qualified executives to manage and lead our company. In 2013, the Compensation Committee generally targeted a total compensation package for NEOs to be at the

75th percentile for the comparable position at comparable companies contingent upon corporate performance at our target performance levels. We consider target performance levels to be achievement of the high end of our financial outlook for revenue and non-GAAP operating income. We believe that these targets are challenging, but achievable, for our NEOs with excellent execution of our plan. The Compensation Committee used competitive market data as just one factor in making its final compensation determinations and also considered factors specific to a NEO such as skills, experience and qualifications, tenure in the position and individual performance although the Compensation Committee did not assign any specific weights to the various factors considered. Our Compensation Committee chose the same comparable companies evaluated in connection with setting our 2013 director compensation, or the 2013 Peer Group listed in “Corporate Governance—Non-Employee Director Compensation,” as the list of comparable companies evaluated in connection with setting 2013 executive compensation.
Components of Our Compensation Program
In setting total compensation, the Compensation Committee seeks to achieve the optimal balance between:

•	Fixed and variable (or “at risk”) payments;

•	Short- and long-term pay elements; and

•	Cash and equity-based elements.
Our compensation program consists of base salary, cash bonuses based on achievement of short-term objectives, long-term incentives and benefits. Each component is described in more detail below.
We, initially, review each component separately against similar components of comparable companies in setting the initial value. We, then, evaluate these components on an aggregate basis in order to determine if we have achieved the goal of setting total compensation at the 75th percentile for the comparable position at comparable companies. The Compensation Committee may make adjustments to compensation based on factors specific to a NEO or if it believes that in the aggregate the components do not achieve the desired goal. As a result, each component is dependent on the other components. We consider every component of compensation, both potential and realized, when determining the amount of each component of compensation.
Base Salary
We pay an annual base salary to our executive officers in order to provide them with a fixed rate of cash compensation during the year. We adjust the target base salary for executive officers based upon a number of factors, including overall performance against our financial and strategic plan; skills, experience and qualifications; assessment of professional effectiveness, consisting of competencies such as leadership, commitment, creativity and team accomplishment; the underlying scope of their responsibilities; their individual performance; internal equity; salaries for the comparable position of the Peer Group; overall functional unit expense controls; and retention concerns. Achievement of these factors will be measured as a whole.
In November 2012, the Compensation Committee reviewed and discussed the Compensia report detailing, among other things, the salaries of similarly-situated officers of the 2013 Peer Group. The Compensation Committee used the data to make a determination on whether base salaries needed to be adjusted for the NEOs. In February 2013, the Compensation Committee approved 2013 base salaries of our NEOs (other than Mr. Ream) based on Peer Group comparison, performance-based factors and other competitive conditions to be effective on April 1, 2013. Additionally, the Compensation Committee approved appropriate increases to the annual base salaries of Mr. Ream and Mr. Kalsu in connection with their promotions to Executive Vice President, Finance and Chief Financial Officer and Executive Vice President, Finance and Chief Accounting Officer, respectively, which were effective on October 1, 2013. The table below shows the 2013 base salaries for our NEOs effective as of April 1, 2013, the percentage increase from the NEO’s prior base salary and their annual base salary following promotions in 2013 (if applicable).

NEO	2013 Base Salary	% Increase	2013 Base Salary After Promotions
Kevin B. Thompson	$450,000	5.9%	N/A
Jason Ream (1)	220,000	—	$290,000
J. Barton Kalsu (2)	255,000	4.9	290,000
Paul Strelzick	280,000	1.8	N/A
Douglas G. Hibberd	305,000	3.3	N/A
Michael J. Berry	335,000	2.8	N/A
Bryan A. Sims	250,000	4.2	N/A

(1)
Mr. Ream was not an executive officer prior to his promotion to Executive Vice President, Finance and Chief Financial Officer in October 2013 and, accordingly, his annual base salary was not reviewed by the Compensation Committee in connection with the 2013 annual review of our other NEO’s compensation. Mr. Ream served as our Vice President of Growth Strategy for prior periods in 2013 and the amount in the table above reflects his annual base salary for the first half of 2013 while serving in that position. His annual base salary was increased to $228,983 effective July 1, 2013 and was increased to $290,000 effective October 1, 2013 in connection with his promotion to Executive Vice President, Finance and Chief Financial Officer.

(2)	Mr. Kalsu’s annual base salary was increased to $290,000 effective October 1, 2013 in connection with his promotion to Executive Vice President, Finance and Chief Accounting Officer.
Cash Bonuses
Executive Bonus Plan. All of our executive officers participate in our Executive Bonus Plan, which pays cash bonuses upon the achievement of Company performance goals in order to incent management to achieve these performance goals. Our 2013 performance goals were determined by the Compensation Committee based on recommendations from the Board and management. The performance goals we establish may change from year to year and quarter to quarter as we continue to evolve and establish different priorities, but will remain subject to the review and approval of the Compensation Committee.
In 2013, the Compensation Committee established a quarterly target range for revenue and non-GAAP operating income under our Executive Bonus Plan. The low end and the high end of the target range for revenue were equal to the low end and high end, respectively, of our financial outlook for revenue in each quarter of 2013. The low end and the high end of the target range for non-GAAP operating income were based on our financial outlook for non-GAAP operating margin in each quarter of 2013. By selecting these target ranges based on our outlook, we believe that they were challenging, but achievable, for the executives with excellent execution of our plan, and provided the proper incentives to our executives to execute at a high level in order to achieve results consistent with our financial outlook as communicated to our stockholders. Please see our Form 8-K and related press release filed with the SEC on February 5, 2014 for a reconciliation of non-GAAP operating income to GAAP operating income.
In 2013, each NEO’s quarterly bonus was weighted as follows: 65% based on our achievement of the revenue targets and 35% based on our achievement of the non-GAAP operating income targets. After the end of each quarter in 2013, we measured our achievement of the established targets separately based on the actual total revenue and non-GAAP operating income amounts publicly reported for the quarter. If the Company achieved the low end of the target range for either metric, each NEO would be paid 80% of the portion of their target bonus attributable to that metric. If the Company achieved or exceeded the high end of the target range for either metric, each NEO would be paid 100% of the portion of their target bonus attributable to that metric. Above the low end and below the high end of the target range for each metric, the NEO would receive a prorated percentage of that portion of the NEO’s target bonus attributable to that metric as follows:
80% + (20% * (actual quarterly amount – low end quarterly target amount) / (high end quarterly target amount – low end quarterly target amount))
The maximum amount payable to our NEOs under our Executive Bonus Plan for any quarter was 100% of the NEO’s quarterly target bonus although our NEOs were paid a supplemental bonus based on the Company’s performance above the high end of the target range for revenue and non-GAAP operating income in 2013 as described below under “Supplemental Bonus.”

Our targets and actual revenue and non-GAAP operating income amounts for each quarter of 2013 were as follows (amounts are in millions):

2013 Period	Low End Revenue Target	High End Revenue Target	Actual Revenue
First Quarter	$74.9	$75.7	$72.9
Second Quarter	77.8	78.8	77.5
Third Quarter	84.7	87.2	87.9
Fourth Quarter	90.3	92.2	97.1

2013 Period	Low End Non-GAAP Operating Income Target	High End Non-GAAP Operating Income Target	Actual Non-GAAP Operating Income
First Quarter	$38.2	$39.0	$40.7
Second Quarter	40.5	41.0	42.1
Third Quarter	37.3	39.2	43.9
Fourth Quarter	36.1	37.8	43.6
In the first and second quarters of 2013, we did not achieve the low end of our revenue target ranges but exceeded the high end of our non-GAAP operating income target ranges. We paid bonuses under our Executive Bonus Plan to our participating NEOs equal to 35% of their target quarterly bonus for each of the first and second quarters of 2013. In the third and fourth quarter of 2013, we exceeded the high end of our quarterly target ranges for each of revenue and non-GAAP operating income. We paid quarterly bonus payments under our Executive Bonus Plan to our participating NEOs equal to their quarterly target bonus amounts for each of the third and fourth quarters of 2013. Mr. Ream did not participate in our Executive Bonus Plan during the first through third quarters of 2013 prior to his promotion to Executive Vice President, Finance and Chief Financial Officer in October 2013. During these quarters, Mr. Ream received bonus payments under our quarterly bonus plan for non-executive employees, which uses the same methodology as our Executive Bonus Plan.
In February 2013, the Compensation Committee approved an increase to the target bonus awards in 2013 for all of our NEOs (other than Mr. Ream) based on Peer Group comparison, performance-based factors and other competitive conditions to be effective on April 1, 2013. Additionally, the Compensation Committee approved appropriate increases to the quarterly target bonus amounts for Mr. Ream and Mr. Kalsu in connection with their promotions to Executive Vice President, Finance and Chief Financial Officer and Executive Vice President, Finance and Chief Accounting Officer, respectively, which were effective on October 1, 2013. Actual bonuses earned in 2013 under the Executive Bonus Plan are shown below under “Executive Compensation Tables—Summary Compensation Table” in the “Non-equity Incentive Plan Compensation” column. The table below shows the quarterly target bonus amounts for our participating NEOs in 2013:

Participating NEO	First Quarter 2013 Target Bonus	Second Quarter 2013 Target Bonus	Third Quarter 2013 Target Bonus	Fourth Quarter 2013 Target Bonus
Kevin B. Thompson	$112,500	$135,000	$135,000	$135,000
Jason Ream (1)	16,500	16,500	17,174	47,125
J. Barton Kalsu (2)	27,250	28,688	28,688	47,125
Paul Strelzick	68,750	70,000	70,000	70,000
Douglas G. Hibberd (3)	36,891	47,275	—	—
Michael J. Berry (4)	53,000	58,625	58,625	—
Bryan A. Sims (5)	27,000	28,125	28,125	28,125

(1)
Mr. Ream was not an executive officer prior to his promotion to Executive Vice President, Finance and Chief Financial Officer in October 2013 and, accordingly, his quarterly target bonus amounts were not reviewed by the Compensation Committee in connection with the 2013 annual review of our other NEO’s compensation. Mr. Ream served as our Vice President of Growth Strategy for prior periods in 2013 and the amounts in the table above for the first three quarters of 2013 reflect his quarterly target bonuses while serving in that position. Mr. Ream’s quarterly target bonus was increased to $47,125 effective October 1, 2013 in connection with his promotion to Executive Vice President, Finance and Chief Financial Officer.

(2)	Mr. Kalsu’s quarterly target bonus was increased to $47,125 effective October 1, 2013 in connection with his promotion to Executive Vice President, Finance and Chief Accounting Officer.

(3)
Mr. Hibberd commenced an unpaid leave of absence effective as of July 31, 2013 until February 1, 2014 and was not eligible for a quarterly bonus under our Executive Bonus Plan during the third and fourth quarters of 2013.

(4)
Mr. Berry’s employment with us ended and he ceased to be an executive officer effective as of October 1, 2013 and was not eligible for a quarterly bonus under our Executive Bonus Plan during the fourth quarter of 2013.

(5)
Mr. Sims’ employment with us ended and he ceased to be an executive officer effective as of March 31, 2014. Mr. Sims was eligible for a quarterly bonus under our Executive Bonus Plan during each quarter of 2013.

Supplemental Bonus. We reward our employees, including our NEOs, for the Company’s performance above the high end of our quarterly target ranges for revenue and non-GAAP operating income through our supplemental bonus plan, which is accrued on a quarterly basis but not paid until the completion of our fiscal year subject to approval of our Compensation Committee. In each of the second, third and fourth quarters of 2013, we accrued a portion of our incremental non-GAAP operating income in excess of the high end of our quarterly target ranges to our supplemental bonus plan. The supplemental bonus plan reflects our pay for performance philosophy and is balanced with the interests of our stockholders as we retained at least 67% of any incremental non-GAAP operating income above the high end of our quarterly target ranges as profit for the benefit of our stockholders in each quarter of 2013. The high end of our quarterly target ranges for revenue and non-GAAP operating income were equal to the high end of our financial outlook for these metrics in each quarter of 2013. By selecting these targets based on our outlook, we believe that they were challenging, but achievable, with excellent execution of our plan, and provided the proper incentives to our NEOs and other employees to execute at a high level in order to achieve results consistent with our financial outlook as communicated to our stockholders. We exceeded the high end of our quarterly revenue target ranges in each of the third and fourth quarters and the high end of our quarterly non-GAAP operating income target ranges in each quarter of 2013. Based on our performance, the Compensation Committee elected to pay a supplemental bonus to each NEO as shown below under “Executive Compensation Tables—Summary Compensation Table” in the “Bonus” column, which were, in the aggregate, less than the amounts that had been accrued and were available for awards to our NEOs under our supplemental bonus plan.
Long-Term Incentives
We utilize long-term equity-based incentives to align the interests of our executive officers with those of our stockholders and to promote a longer-term performance perspective and progress toward achieving our long-term strategy. In addition, equitybased awards provide an important retention tool for us because they historically have been subject to vesting based on continued service. Our 2008 Equity Incentive Plan (the “2008 Plan”), which became effective in May 2009 upon our initial public offering, allows for the grant of stock options, RSUs, restricted stock and other stock-based awards. We have historically granted stock option awards and RSUs to our NEOs.

•
Stock Options. We believe that options provide an appropriate incentive for our NEOs because they will realize value only if the market price of our common stock increases over the exercise price, which aligns our NEOs interests with our stockholders. The exercise price is equal to the fair market value of the Company’s common stock on the grant date, which is the closing price of our common stock as reported by the NYSE. Options are also intended to encourage retention as they are subject to vesting. Options granted to our NEOs prior to 2012 typically vest 25% on the first anniversary of the vesting commencement date, with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. Options granted to our NEOs since 2012 typically vest ratably on a monthly basis over a four or five year vesting period, subject to continued service through each applicable date.

•
Restricted Stock Units. RSUs are linked with stockholder value since the value of RSU grants rise or fall with the stock price. RSUs are also intended to encourage retention as they are subject to vesting. RSUs granted to our NEOs prior to 2012 typically vest over four years, on each anniversary of the vesting commencement date, subject to continued service through each applicable date. RSUs granted to our NEOs since 2012 typically vest over four or five years, on each anniversary of the vesting commencement date, subject to continued service through each applicable date.

In 2013, we made an annual grant of equity-based incentives under our 2008 Equity Incentive Plan (the “2008 Plan”) to our NEOs in the first quarter of the year. These equity grants are designed to reward past performance, align the interests of our executive officers with those of our stockholders and to foster retention of our NEOs. Our Compensation Committee determined the appropriate amounts based on a number of factors, including the outstanding and unvested equity awards of each NEO and equity awards received by similarly situated officers in the 2013 Peer Group. In addition, the Compensation Committee evaluated each NEO’s overall performance by evaluating Company performance factors such as achievement of our financial and strategic plan and other business objectives, as well as the NEO’s organization level, ability to impact our results that drive stockholder value and potential to take on roles of increasing responsibility.

We made additional grants of equity-based incentives to Mr. Ream in August 2013 prior to his promotion to Executive Vice President, Finance and Chief Financial Officer in connection with grants made to certain of our other non-executive employees and in September 2013 in connection with his promotion to Executive Vice President, Finance and Chief Financial Officer. We also made an additional equity grant to Mr. Kalsu in September 2013 in connection with his promotion to Executive Vice President, Finance and Chief Accounting Officer.
The grants of equity-based incentives to our NEOs during 2013 are shown below under “Executive Compensation Tables—Grants of Plan-Based Awards in 2013.”
We currently expect to continue to make annual grants of equity-based incentives to our NEOs in the future. We choose to grant RSUs in addition to stock options and to make a portion of our equity awards to NEOs subject to a longer, five year vesting schedule to improve the retention value of our equity awards. We expect any future awards to our NEOs to continue to consist of a mix of stock options and RSUs as measured by value, but not necessarily in the same value amounts and equity mix as in 2013.
Severance Benefits
Our NEOs are (or were, in the case of Messrs. Berry and Sims) employed pursuant to employment agreements that provide for the payment of severance benefits for certain types of qualifying terminations of employment as described below under “Executive Compensation Tables—Employment Agreements with Our Executive Officers.” Prior to a change of control, severance benefits are only payable to our current NEOs if their employment is terminated by us without cause—there is no good reason or a constructive termination trigger occurs. Following a change of control, enhanced severance benefits would be payable to each of our NEOs if their employment is terminated by us without cause or as a result of a constructive termination. Our change of control severance benefits are “double-trigger” and would not be triggered solely by the occurrence of a change of control. For information regarding the potential total dollar value of the compensation that would be paid under these arrangements as of December 31, 2013, see below under “Executive Compensation Tables—Potential Payments upon Termination or Change in Control.”
Benefits
Our executive officers are eligible to participate in standard employee benefit plans, including medical, dental, vision, life, accidental death and disability, long-term disability, short-term disability, and any other employee benefit or insurance plan made available to similarly located employees.
We maintain a 401(k) plan, which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Code. In general, all of our U.S. employees are eligible to participate in this plan. Participants in the 401(k) plan may elect to defer the lesser of 90% of their current compensation or the statutory limit, $17,500 in 2013, whichever is less, and contribute that amount to the 401(k) plan. In 2013, we matched a certain percentage of contributions made by all U.S. employees, including our NEOs. The matching contribution amounts to our NEOs are shown below under “Executive Compensation Tables—Summary Compensation Table” in the column “All Other Compensation.”
We believe these benefits are consistent with or better than those offered by companies with which we compete for employees.
Accounting and Tax Considerations
Section 162(m) of the Code sets a limit of $1.0 million on the amount of compensation paid to our Chief Executive Officer and to certain other highly compensated executive officers, other than the Chief Financial Officer, that may be deducted by us for federal income tax purposes in any fiscal year. The Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years. Although the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our NEOs, the Compensation Committee intends to consider tax deductibility under Rule 162(m) as a factor in compensation decisions.
Compensation Policies and Practices and Our Risk Management
We believe that our compensation policies and practices for all employees, including our NEOs, do not create risks that are reasonably likely to have a material adverse effect on us. Specifically, the Compensation Committee believes that the balanced utilization of the various elements of the Company’s executive compensation program:

•	Supports the achievement of revenue growth, earnings and cash performance in variable economic and industry conditions without undue risk; and

•
Mitigates the potential to reward risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of the Company’s long-term business strategy and harm stockholder value.

Limitation of Liability and Indemnification of Directors and Officers
Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, no director will be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as a director, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.
Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law.
We have also entered into indemnification agreements with our current directors and executive officers. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers. We also maintain directors’ and officers’ liability insurance for our directors and executive officers.
Compensation Committee Interlocks and Insider Participation
Ms. Siminoff and Messrs. Nye and Sippl served as members of the Compensation Committee in 2013. None of the members of the Compensation Committee has at any time been one of our officers or employees. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE
The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, and/or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates it by reference into such filing.
We, as members of the Compensation Committee of the Board, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
SUBMITTED BY THE COMPENSATION COMMITTEEOF THE BOARD OF DIRECTORS
J. Benjamin Nye (Chair)
Ellen F. Siminoff
Roger J. Sippl

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table

The following table provides information regarding the compensation earned in 2011, 2012 and 2013 by our NEOs.

Name and Principal Position	Year	Salary	Bonus (1)		Stock Awards (2)	Option Awards (3)	Non-equity Incentive Plan Compensation (4)		All Other Compensation (5)		Total
Kevin B. Thompson	2013	$443,750	$324,000		$2,298,279	$2,827,599	$356,625		$41,623	(6)	$6,291,876
President and Chief Executive Officer	2012	406,250	437,500		2,231,132	2,630,573	437,500		10,000		6,152,955
	2011	350,000	281,250		1,065,186	1,012,569	375,000		23,261	(7)	3,107,266

Jason Ream (8)	2013	239,746	134,126	(9)	1,730,511	1,215,480	75,849	(10)	10,200		3,405,912
Executive Vice President, Finance and Chief Financial Officer

J. Barton Kalsu	2013	260,750	93,741		1,586,459	1,269,625	95,392		10,200		3,316,167
Executive Vice President, Finance and Chief Accounting Officer	2012	239,750	107,000		226,006	267,414	106,750		10,000		956,920
	2011	228,000	76,125		158,474	—	101,500		18,338	(11)	582,437

Paul Strelzick	2013	278,750	168,000		772,607	1,022,804	188,563		18,978	(12)	2,449,702
Executive Vice President, President Worldwide Sales	2012	271,250	271,250		988,926	1,166,487	271,250		10,000		2,979,163
	2011	252,500	189,375		533,596	506,239	250,200		18,646	(13)	1,750,556

Douglas G. Hibberd (14)	2013	163,357	—		772,713	991,214	27,506		32,667	(15)	1,987,457
Executive Vice President, President Business Operations	2012	291,246	145,739		875,994	1,033,388	146,917		65,599	(15)	2,558,883
	2011	276,306	106,827		266,798	253,939	149,305		39,611	(16)	1,092,786

Michael J. Berry (17)	2013	249,901	—		857,657	1,139,719	97,694		10,200		2,355,171
Former Executive Vice President and Chief Financial Officer	2012	325,750	209,000		784,840	925,806	209,000		10,000		2,464,396
	2011	325,000	150,000		272,816	258,971	200,000		13,706	(18)	1,220,493

Bryan A. Sims (19)	2013	247,500	67,500		425,892	139,778	75,457		10,200		966,327
Former Senior Vice President, General Counsel and Secretary

(1)
Unless otherwise noted, the amounts reported in this column represent the supplemental bonuses. For a detailed discussion of the supplemental bonuses paid for 2013, see above under the caption “Executive Compensation—Compensation Discussion and Analysis—Components of Our Compensation Program—Cash Bonuses—Supplemental Bonus.”

(2)
The amounts reported in this column relate to grants of restricted stock units and reflect the grant date fair value of awards computed in accordance with ASC Topic 718. Details regarding the 2013 stock awards can be found in the table “Grants of Plan-Based Awards in 2013” and details regarding the 2012 and 2011 stock awards that are still outstanding can be found in the table “Outstanding Equity Awards as of December 31, 2013.”

(3)
The amounts reported in this column represent the aggregate grant date fair value of option awards computed in accordance with ASC Topic 718. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. A more detailed discussion of the assumptions used in the valuation of option awards made in fiscal year 2013 may be found in Note 1 of the Notes to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013. Details regarding the 2013 option awards can be found in the table “Grants of Plan-Based Awards in 2013” and details regarding the 2012 and 2011 option awards that are still outstanding can be found in the table “Outstanding Equity Awards as of December 31, 2013.”

(4)
Unless otherwise noted, the amounts reported in this column represent the cash bonuses paid under the Company’s Executive Bonus Plan. For a detailed discussion of these bonuses, see above under the caption “Executive Compensation—Compensation Discussion and Analysis—Components of Our Compensation Program—Cash Bonuses—Executive Bonus Plan.”

(5)	Unless otherwise noted, the amount reported in this column represents employer contributions to employees’ 401(k) retirement plan.

(6)	Includes employer contribution of $10,200 to employee’s 401(k) retirement plan and $31,423 for security services provided at Mr. Thompson’s private residence.

(7)	Includes employer contribution of $9,800 to employee’s 401(k) retirement plan and a one-time payment of $13,461 for unused vacation time.

(8)
Mr. Ream was not a NEO prior to 2013. Mr. Ream was appointed Executive Vice President, Finance and Chief Financial Officer in October 2013 and served as our Vice President of Growth Strategy for prior periods in 2013. The table reflects all compensation earned by Mr. Ream during 2013 for services to the company in any capacity.

(9)
Includes one-time payment of $50,000 related to Mr. Ream’s short-term assignment in Utah, a supplemental bonus of $2,475 for the second quarter of 2013 and a supplemental bonus of $81,651 for the full year 2013.

(10)
Includes a quarterly bonus of $47,125 for the fourth quarter of 2013 under the Executive Bonus Plan and quarterly bonuses in an aggregate amount of $28,724 for the first through third quarters of 2013 under our quarterly bonus plan for non-executive employees prior to his promotion to Executive Vice President, Finance and Chief Financial Officer in October 2013.

(11)	Includes employer contribution of $9,800 to employee’s 401(k) retirement plan and a one-time payment of $8,538 for unused vacation time.

(12)	Includes employer contribution of $10,200 to employee’s 401(k) retirement plan and $8,778 for a corporate apartment.

(13)	Includes employer contribution of $9,800 to employee’s 401(k) retirement plan and a one-time payment of $8,846 for unused vacation time.

(14)
Mr. Hibberd was on an unpaid leave of absence effective as of July 31, 2013 until February 1, 2014. All cash compensation amounts paid to Mr. Hibberd have been converted from AUD to USD using an average of the daily average exchange rate from AUD to USD for each day during the applicable period. The average daily exchange rate for February 15, 2011 to December 31, 2011 was 1 AUD = 1.0377 USD. The average daily exchange rate for 2012 was 1 AUD = 1.0355 USD. The average daily exchange rate for 2013 was 1 AUD = 0.9678 USD.

(15)	Represents employer contributions to Mr. Hibberd’s superannuation fund in compliance with the Australian minimum compulsory superannuation laws.

(16)
Includes an employer contribution of $30,820 to Mr. Hibberd’s superannuation fund in compliance with the Australian minimum compulsory superannuation laws and a one-time payment of $8,791 for unused vacation time.

(17)
Mr. Berry’s employment with us ended and he ceased to be an executive officer effective as of October 1, 2013. The amount reported in the table for Mr. Berry represents compensation earned by him in 2013 through the effective date of his resignation.

(18)	Includes employer contribution of $9,800 to employee’s 401(k) retirement plan and a one-time payment of $3,906 for unused vacation time.

(19)	Mr. Sims was not a NEO prior to 2013.

Grants of Plan-Based Awards in 2013
The following table provides information regarding grants of plan-based awards to each of our NEOs in 2013.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1)		All Other Stock Awards: Number of Shares of Stock or Units (2)		All Other Option Awards: Number of Securities Underlying Options (3)		Per Share Exercise Price of Option Awards ($) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold	Target
Kevin B. Thompson	1/1/2013	31,500	112,500	—		—		—	—
	2/6/2013	—	—	37,818	(6)	—		—	2,019,103
	2/6/2013	—	—	5,229	(7)	—		—	279,176
	2/6/2013	—	—	—		33,060	(8)	53.39	839,939
	2/6/2013	—	—	—		79,736	(9)	53.39	1,987,660
	4/1/2013	37,800	135,000	—		—		—	—
	7/1/2013	37,800	135,000	—		—		—	—
	10/1/2013	37,800	135,000	—		—		—	—

Jason Ream	1/1/2013	4,620	16,500	—		—		—	—
	2/6/2013	—	—	5,830	(6)	—		—	311,264
	2/6/2013	—	—	—		3,835	(10)	53.39	96,024
	4/1/2013	4,620	16,500	—		—		—	—
	7/1/2013	4,809	17,174	—		—		—	—
	8/15/2013	—	—	5,009	(6)	—		—	190,492
	8/15/2013	—	—	2,655	(11)	—		—	100,970
	9/11/2013	—	—	28,851	(7)	—		—	1,127,786
	9/11/2013	—	—	—		58,743	(8)	39.09	1,119,456
	10/1/2013	13,195	47,125	—		—		—	—

J. Barton Kalsu	1/1/2013	7,630	27,250	—		—		—	—
	2/6/2013	—	—	8,591	(6)	—		—	458,673
	2/6/2013	—	—	—		6,038	(9)	53.39	150,641
	4/1/2013	8,033	28,688	—		—		—	—
	7/1/2013	8,033	28,688	—		—		—	—
	9/11/2013	—	—	28,851	(7)	—		—	1,127,786
	9/11/2013	—	—	—		58,743	(8)	39.09	1,118,984
	10/1/2013	13,195	47,125	—		—		—	—

Paul Strelzick	1/1/2013	19,250	68,750	—		—		—	—
	2/6/2013	—	—	11,909	(6)	—		—	635,822
	2/6/2013	—	—	2,562	(7)	—		—	136,785
	2/6/2013	—	—	—		15,604	(8)	53.39	396,366
	2/6/2013	—	—	—		25,109	(9)	53.39	626,438
	4/1/2013	19,600	70,000	—		—		—	—
	7/1/2013	19,600	70,000	—		—		—	—
	10/1/2013	19,600	70,000	—		—		—	—

Douglas G. Hibberd	1/1/2013	10,329	36,891	—		—		—	—
	2/6/2013	—	—	12,491	(6)	—		—	666,894
	2/6/2013	—	—	1,982	(7)	—		—	105,819
	2/6/2013	—	—	—		13,152	(8)	53.39	334,164
	2/6/2013	—	—	—		26,336	(9)	53.39	657,050
	4/1/2013	13,237	47,275	—		—		—	—

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1)		All Other Stock Awards: Number of Shares of Stock or Units (2)		All Other Option Awards: Number of Securities Underlying Options (3)		Per Share Exercise Price of Option Awards ($) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold	Target
Michael J. Berry	1/1/2013	14,840	53,000	—		—		—	—
	2/6/2013	—	—	13,336	(6)	—		—	712,009
	2/6/2013	—	—	2,728	(7)	—		—	145,648
	2/6/2013	—	—	—		17,250	(8)	53.39	438,184
	2/6/2013	—	—	—		28,119	(9)	53.39	701,535
	4/1/2013	16,415	58,625	—		—		—	—
	7/1/2013	16,415	58,625	—		—		—	—

Bryan A. Sims	1/1/2013	7,560	27,000	—		—		—	—
	2/6/2013	—	—	7,977	(6)	—		—	425,892
	2/6/2013	—	—	—		5,606	(9)	53.39	139,778
	4/1/2013	7,875	28,125	—		—		—	—
	7/1/2013	7,875	28,125	—		—		—	—
	10/1/2013	7,875	28,125	—		—		—	—

(1)
Represents the formulaic quarterly awards under the Executive Bonus Plan. For a detailed discussion of the quarterly threshold amounts and target bonus amounts, see above under the caption “Executive Compensation—Compensation Discussion and Analysis—Components of Our Compensation Program—Cash Bonuses.” The maximum amount for awards under the Executive Bonus Plan was equal to 100% of the quarterly target bonus amounts.

(2)	Represents restricted stock units granted under our 2008 Plan on the dates set forth in this table.

(3)	Represents stock option awards granted under our 2008 Plan on the dates set forth in this table. The options have a maximum term of ten years.

(4)	Value was based on the per share fair market value of our common stock on the date of grant, which was the closing price of our common stock as reported by the NYSE.

(5)	The amounts reported in this column represent the aggregate grant date fair value of the option awards computed in accordance with ASC Topic 718.

(6)	The restricted stock units vest at the rate of 25% on each of the first four anniversaries of the vesting commencement date, subject to continued service through each applicable date.

(7)	The restricted stock units vest at the rate of 20% on each of the first five anniversaries of the vesting commencement date, subject to continued service through each applicable date.

(8)	One sixtieth (1/60th) of the shares subject to the option vest each month following the date of grant on the corresponding day of the month, subject to continued service through each applicable date.

(9)
One forty-eighth (1/48th) of the shares subject to the option vest each month following the date of grant on the corresponding day of the month, subject to continued service through each applicable date.

(10)
25% of the shares subject to the option vest on the first anniversary of the vesting commencement date, with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date.

(11)	The restricted stock units vest at the rate of 50% on each of the first two anniversaries of the vesting commencement date, subject to continued service through each applicable date.

Outstanding Equity Awards as of December 31, 2013
The following table presents certain information concerning outstanding equity awards held by each of our NEOs as of December 31, 2013.

	Option Awards (1)					Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested		Market Value of Shares or Units of Stock that have not Vested ($)
Kevin B. Thompson	9		—	4.06	7/26/2017	—		—
	146,426		—	4.35	11/14/2017	—		—
	295,054		—	10.00	4/23/2019	—		—
	62,099		2,701	18.87	2/25/2020	—		—
	68,395		25,405	20.06	1/4/2021	—		—
	68,679	(3)	110,481	28.03	1/4/2022	—		—
	5,510	(3)	27,550	53.39	2/6/2023	—		—
	16,611	(4)	63,125	53.39	2/6/2023	—		—
	—		—	—	—	9,275		350,873
	—		—	—	—	26,550		1,004,387
	—		—	—	—	63,679	(5)	2,408,977
	—		—	—	—	37,818		1,430,655
	—		—	—	—	5,229	(5)	197,813

Jason Ream	912		365	19.49	2/24/2020	—		—
	3,040		3,306	28.03	1/4/2022	—		—
	—		3,835	53.39	2/6/2023	—		—
	2,937	(3)	55,806	39.09	9/11/2023	—		—
	—		—	—	—	938		35,485
	—		—	—	—	3,125		118,219
	—		—	—	—	6,630		250,813
	—		—	—	—	5,830		220,549
	—		—	—	—	2,655	(6)	100,439
	—		—	—	—	5,009		189,490
	—		—	—	—	28,851	(5)	1,091,433

J. Barton Kalsu	36,797		—	4.35	10/25/2017	—		—
	24,000		—	4.48	1/23/2018	—		—
	49,987			10.00	4/23/2019	—		—
	8,912		388	18.87	2/25/2020	—		—
	6,956	(3)	11,191	28.03	1/4/2022	—		—
	1,257	(4)	4,781	53.39	2/6/2023	—		—
	2,937	(3)	55,806	39.09	9/11/2023	—		—
	—		—	—	—	1,325		50,125
	—		—	—	—	3,950		149,429
	—		—	—	—	6,451	(5)	244,041
	—		—	—	—	8,591		324,998
	—		—	—	—	28,851	(5)	1,091,433

	Option Awards (1)					Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested		Market Value of Shares or Units of Stock that have not Vested ($)
Paul Strelzick	10,371		—	10.00	4/23/2019	—		—
	31,049		1,351	18.87	2/25/2020	—		—
	34,197		12,703	20.06	1/4/2021	—		—
	30,441	(3)	48,970	28.03	1/4/2022	—		—
	5,230	(4)	19,879	53.39	2/6/2023	—		—
	2,600	(3)	13,004	53.39	2/6/2023	—		—
	—		—	—	—	4,625		174,964
	—		—	—	—	13,300		503,139
	—		—	—	—	28,225	(5)	1,067,752
	—		—	—	—	11,909		450,517
	—		—	—	—	2,562	(5)	96,920

Douglas G. Hibberd	9,712		—	4.35	11/14/2017	—		—
	2,025		4,726	18.87	2/25/2020	—		—
	1,469		8,813	20.06	1/4/2021	—		—
	3,518	(3)	49,239	28.03	1/4/2022	—		—
	1,096	(3)	12,056	53.39	2/6/2023	—		—
	2,743	(4)	23,593	53.39	2/6/2023	—		—
	—		—	—	—	4,625		174,964
	—		—	—	—	6,650		251,570
	—		—	—	—	25,002	(5)	945,826
	—		—	—	—	12,491		472,535
	—		—	—	—	1,982	(5)	74,979

Michael J. Berry	2,587	(3)	—	53.39	11/30/2014	—		—
	5,272	(4)	—	53.39	11/30/2014	—		—

Bryan A. Sims	4,650		388	18.87	2/25/2020	—		—
	5,854	(3)	9,419	28.03	1/4/2022	—		—
	1,167	(4)	4,439	53.39	2/6/2023	—		—
	—		—	—	—	1,325		50,125
	—		—	—	—	3,950		149,429
	—		—	—	—	5,429	(5)	205,379
	—		—	—	—	7,977		301,770

(1)
Unless otherwise noted, the option awards granted to our NEOs vest at the rate of 25% of the total number of shares on the first anniversary of the vesting commencement date, with the remainder of the shares vesting ratably over the next 36 months, subject to continued service through each applicable date.

(2)
Unless otherwise noted, the stock awards granted to our NEOs are restricted stock units that vest at the rate of 25% on each of the first four anniversaries of the vesting commencement date, subject to continued service through each applicable date.

(3)	One sixtieth (1/60th) of the shares subject to the option vest each month following the date of grant on the corresponding day of the month, subject to continued service through each applicable date.

(4)
One forty-eighth (1/48th) of the shares subject to the option vest each month following the date of grant on the corresponding day of the month, subject to continued service through each applicable date.

(5)	The restricted stock units vest at the rate of 20% on each of the first five anniversaries of the vesting commencement date, subject to continued service through each applicable date.

(6)	The restricted stock units vest at the rate of 50% on each of the first two anniversaries of the vesting commencement date, subject to continued service through each applicable date.

Option Exercises and Stock Vested During 2013
The following table presents certain information regarding stock options exercised by our NEOs and RSUs owned by our NEOs that vested in 2013. The value realized upon the exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the options. The value realized upon the vesting of RSUs is equal to the closing market price of our common stock on the date of vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Kevin B. Thompson	298,909	12,897,721	38,469	2,114,273
Jason Ream	61,081	1,809,951	4,709	259,071
J. Barton Kalsu	5,000	281,938	4,912	269,919
Paul Strelzick	95,739	3,745,834	18,331	1,007,412
Douglas G. Hibberd	91,394	2,652,466	14,200	780,042
Michael J. Berry	210,103	3,366,356	13,500	741,555
Bryan A. Sims	14,425	539,052	4,657	255,884
Trading Plans
We have authorized our executive officers to enter into trading plans established according to Section 10b5-1 of the Exchange Act with an independent broker-dealer (“broker”) designated by us. These plans include specific instructions for the broker to exercise vested options and sell Company stock on behalf of the officer at certain dates if our stock price is above a specified level. Upon an executive officer entering into a trading plan, we restrict the number of shares eligible to be sold by each executive officer to a set percentage of the officer’s aggregate equity holdings in the Company. The officer no longer has control over the decision to exercise and sell the securities in the plan, unless he or she amends or terminates the trading plan during a trading window. The purpose of such plans is to enable executive officers to recognize the value of their compensation and diversify their holdings of our stock during periods in which the officer would be unable to sell our common stock because material information about us had not been publicly released. As of the record date, all of our executive officers except Mr. Ream had an active trading plan.
Employment Agreements with Our Named Executive Officers
We have entered into employment agreements (“Employment Agreements”) with each of our NEOs. The following descriptions of the terms of the employment agreements with our NEOs are intended as a summary only and are qualified in their entirety by reference to the employment agreements filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on February 14, 2014.
Pursuant to the Employment Agreements, each executive officer is paid a base salary, eligible for bonus compensation and entitled to participate in all employee benefit plans and vacation policies applicable to employees resident in the same jurisdiction and reimbursement of business expenses. In addition, we agreed to provide each executive officer with certain payments and benefits in the event of his termination of employment. Prior to a change of control, severance benefits are only payable to our current NEOs if their employment is terminated by us without cause—there is no good reason or a constructive termination trigger occurs. Following a change of control, enhanced severance benefits would be payable to each of our NEOs if their employment is terminated by us without cause or as a result of a constructive termination. Our change of control severance benefits are “double-trigger” and would not be triggered solely by the occurrence of a change of control.
Pursuant to the Employment Agreements with our current executive officers and Messrs. Berry and Sims prior to their departure, if the executive officer is terminated other than for “cause,” he will be entitled to receive (i) a lump sum cash severance amount equal to six (6) months of his then current annual base salary in the case of Messrs. Hibberd, Kalsu, Ream, Sims and Strelzick and 12 months of his then current annual base salary in the case of Messrs. Berry and Thompson, (ii) any earned but unpaid incentive compensation payments, and (iii) reimbursement of health and dental care premiums for the executive officer (other than Mr. Hibberd) and his dependents incurred to continue health and dental insurance coverage for 12 months after termination, to the extent he is eligible for and elects such continued coverage under COBRA. Mr. Hibberd is not entitled to any reimbursement of health and dental care premiums as he and his family are residents of Australia with government-sponsored health care. These severance payments following termination of employment are conditioned upon the executive officer’s signing a release of claims within 74 days of his termination date and not later revoking the release of claims.
Furthermore, pursuant to the Employment Agreements with our current executive officers and Messrs. Berry and Sims prior to their departure, if the executive officer is terminated other than for “cause” or in the event of a “constructive termination” during the 12-month period after the effective date of a “change of control,” any of his then-outstanding stock option, restricted stock and restricted stock unit awards would fully vest and he would be entitled to receive (i) any accrued but unpaid salary, vacation or bonus payment, (ii) a lump sum cash severance amount equal to his then current annual base salary in the case of Messrs. Hibberd, Kalsu, Ream, Sims and Strelzick, 18 months of his then current annual base salary in the case of Mr. Berry and twice his then current annual base salary in the case of Mr. Thompson, (iii) reimbursement of health and dental care premiums for the executive officer (other than Mr. Hibberd) and his dependents incurred to continue health and dental insurance coverage for 12 months after termination, to the extent he is eligible for and elects such continued coverage under COBRA.
A termination for “cause” occurs under the Employment Agreements if an executive officer’s employment is terminated for any of the following reasons: (i) continued substantial violations of his employment duties or willful disregard of commercially reasonable and lawful directives from his managing executive after the executive officer has received sufficient written demand for performance; (ii) moral turpitude, dishonesty or gross misconduct in the performance of the duties of the position or that has materially and demonstrably injured our finances or future business; (iii) material breach of his employment agreement; or (iv) conviction of, or confession or plea of no contest to, any felony or any other act of fraud, misappropriation, embezzlement or the like involving our property. However, the events in (i) and (iii) will not constitute “cause” if fully cured by the executive officer within 15 days of his receiving notice in the case of Messrs. Kalsu, Hibberd, Ream, Sims, Strelzick and Thompson and 30 days in the case of Mr. Berry.
Pursuant to the Employment Agreements, “constructive termination” occurs upon any of the following without the executive officer’s express written consent: (i) a material reduction of the powers and duties of employment of the executive officer resulting in a material decrease in his responsibilities; (ii) a material reduction in the executive officer’s pay; (iii) a failure to provide directors’ and officers’ liability insurance coverage for the executive officer; or (iv) a material change in the geographic location of the executive officer’s primary work facility or location. However, no act or event will constitute a “constructive termination” if the Company fully cures that act or event within 30 days of receiving notice from the executive officer. “Change of control” is defined as a transaction or series of transactions where the stockholders of the Company immediately preceding such transaction own, following such transaction, less than 50% of the voting securities of the Company; provided however, that a firmly underwritten public offering of the Company’s common stock shall not be deemed a change of control.
Each executive officer also agreed that during the executive officer’s employment and for a certain period thereafter, the executive officer will not engage in any activity that is competitive with the Company. The noncompetition period is one year in the Employment Agreements with Messrs. Hibberd, Kalsu, Sims, Strelzick and is six months in the Employment Agreement with Mr. Ream. Pursuant to the Employment Agreements, each executive officer except for Mr. Hibberd further agreed that during the executive’s employment and for 12 months thereafter in the case of the executive officer’s resignation or six months thereafter in the case of an involuntary termination of the executive officer for any reason, the executive officer may not solicit any of our employees or customers or seek to persuade any customer or prospect to conduct business elsewhere if that business could reasonably be expected to be conducted with us. Pursuant to the employment agreement with Mr. Hibberd, he may not solicit any of our employees or customers as stated above, but the period lasts throughout employment and for 12 months thereafter in all cases.
We entered into a Consulting Agreement with Mr. Berry in connection with the termination of his employment with us on October 1, 2013. Pursuant to the Consulting Agreement, Mr. Berry provided consulting services from October 1, 2013 to November 30, 2013 on an as-needed basis to assist with the preparation and reporting of the Company’s third quarter 2013 quarterly results, as well as the transition of his responsibilities. Mr. Berry did not receive any additional compensation pursuant to the Consulting Agreement. Mr. Berry continued to vest in his equity-based incentive awards during the consulting period in accordance with the terms of his stock option agreements under the 2008 Plan and received his bonus for the period of July 1, 2013 through September 30, 2013 in accordance with the terms of his Employment Agreement. The amount of Mr. Berry’s third quarter bonus was $58,625.
We entered into a Severance Agreement with Mr. Sims in connection with the termination of his employment with us. Pursuant to the Severance Agreement, Mr. Sims received a lump sum cash payment of $187,500 and any earned, but unpaid, bonus payments earned by Mr. Sims prior to his termination date of March 31, 2014, including any first quarter bonus for 2014 and any accrued supplemental bonus for the first quarter of 2014. Additionally, Mr. Sims received accelerated vesting of his outstanding and unvested stock options, which would have become vested had he remained employed through March 31, 2016, and all of his outstanding and unvested RSUs as of March 31, 2014. The value of this accelerated vesting was $602,030, which represents the gain Mr. Sims received calculated as (i) the difference between the stock price on March 31, 2014 and the grant price in the case of unvested options or (ii) the stock price on March 31, 2014 for unvested RSUs. The stock price on March 31, 2014 was $42.63 per share.

Potential Payments upon Termination or Change in Control
We have entered into employment agreements, described above under “Employment Agreements with Our Executive Officers,” that require specific payments and benefits to be provided to our NEOs in the event of termination of employment. To attract talented, qualified senior executive officers, we believe we must pay severance upon termination without “cause” and in the event of a “constructive termination.” The following table provides the total dollar value of the compensation that would be paid to each of our NEOs (other than Mr. Berry who was no longer serving as an executive officer as of December 31, 2013) in the event of his or her termination following a change in control, as well as other events resulting in termination of employment, as of December 31, 2013. Mr. Berry’s employment with us ended on October 1, 2013 and he received no compensation in connection with the termination of his employment other than his entry into the consulting agreement described above under “Employment Agreements with Our Executive Officers.”

	Severance Other Than for Cause		Change in Control
Kevin B. Thompson	Cash payment equal to 12 months of current annual salary	$450,000	Benefits equal to severance other than for cause	$926,087
	Bonus amounts earned in 2013 but not paid as of December 31, 2013	459,000	Full vesting in all outstanding equity awards (2)	6,978,076
	12 months of health and dental premiums (1)	17,087	Additional cash payment equal to 12 months of current annual salary	450,000
	Total	$926,087	Total	$8,354,163
Jason Ream	Cash payment equal to 6 months of current annual salary	$145,000	Benefits equal to severance other than for cause	$290,863
	Bonus amounts earned in 2013 but not paid as of December 31, 2013	128,776	Full vesting in all outstanding equity awards (2)	2,045,520
	12 months of health and dental premiums (1)	17,087	Additional cash payment equal to 6 months of current annual salary	145,000
	Total	$290,863	Total	$2,481,383
J. Barton Kalsu	Cash payment equal to 6 months of current annual salary	$145,000	Benefits equal to severance other than for cause	$302,953
	Bonus amounts earned in 2013 but not paid as of December 31, 2013	140,866	Full vesting in all outstanding equity awards (2)	1,977,054
	12 months of health and dental premiums (1)	17,087	Additional cash payment equal to 6 months of current annual salary	145,000
	Total	$302,953	Total	$2,425,007
Paul Strelzick	Cash payment equal to 6 months of current annual salary	$140,000	Benefits equal to severance other than for cause	$388,192
	Bonus amounts earned in 2013 but not paid as of December 31, 2013	238,000	Full vesting in all outstanding equity awards (2)	3,024,546
	12 months of health and dental premiums (1)	10,192	Additional cash payment equal to 6 months of current annual salary	140,000
	Total	$388,192	Total	$3,552,738
Douglas G. Hibberd	Cash payment equal to 6 months of current annual salary	$152,500	Benefits equal to severance other than for cause	$152,500
	Bonus amounts earned in 2013 but not paid as of December 31, 2013	$—	Full vesting in all outstanding equity awards (2)	$2,648,627
			Additional cash payment equal to 6 months of current annual salary	$152,500
	Total	$152,500	Total	$2,953,627
Bryan A. Sims (3)	Cash payment equal to 6 months of current annual salary	$125,000	Benefits equal to severance other than for cause	$237,712
	Bonus amounts earned in 2013 but not paid as of December 31, 2013	$95,625	Full vesting in all outstanding equity awards (2)	$806,365
	12 months of health and dental premiums (1)	$17,087	Additional cash payment equal to 6 months of current annual salary	$125,000
	Total	$237,712	Total	$1,169,077

*
All cash payments other than health and dental premiums would be one-time lump sum payments made as soon as practicable after termination. Health and dental premiums would be paid by the Company as they become due to the relevant provider.

(1)
Health and Dental Premiums: Value is equal to the total premium amount that would be contributed by the officer and by the Company to the officer’s health and dental insurance coverage for 12 months after termination as of December 31, 2013.

(2)
Vesting in all outstanding equity awards: Value represents the gain the executive officer would receive, calculated as (i) the positive difference between the stock price on December 31, 2013 and the grant price in the case of unvested options or (ii) the stock price on December 31, 2013 for unvested restricted stock units. The stock price on December 31, 2013 was $37.83 per share.

(3)
Mr. Sims’ employment with us ended on March 31, 2014 and, in connection with the termination of his employment, he received a lump sum cash payment of $187,500 and accelerated vesting of certain of his outstanding and unvested equity awards valued at $602,030 as described above under “Employment Agreements with Our Executive Officers.”

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Compensation Committee and the Board believe that the Company’s executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives and other materials in this proxy statement reflects the Company’s goals of linking Company performance with executive compensation. The Compensation Committee and the Board believe that the executive compensation program is rational and effective in that it aligns the interests of the executives with both the short-term and long-term interests of the Company’s stockholders.
This proposal (the “say-on-pay proposal”) gives you as a stockholder the opportunity to endorse or not endorse the Company’s executive compensation program through the following resolution:
“RESOLVED, that the Company’s executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives and other materials in this proxy statement are hereby approved.”
Because this vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will strongly consider the outcome of the vote when determining future executive compensation arrangements. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs and the philosophy, policies and practices described in this proxy statement. At the Company’s 2011 annual meeting of stockholders, our stockholders approved a recommendation that the say-on-pay proposal be held once every year. Our Board reviewed the results of the vote and determined to hold a vote on this say-on-pay proposal in each of the years following this recommendation from the stockholders. We currently anticipate holding a vote on a similar say-on-pay proposal each year.
Required Vote and Recommendation of the Board for Proposal Three
You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. To be approved by our stockholders, this proposal must receive a “FOR” vote by a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal.
Our Board recommends that you vote FOR approval of the above resolution.

PROPOSAL FOUR: ADJOURNMENT OR POSTPONEMENT OF ANNUAL MEETING
This proposal permits stockholders who are present at the annual meeting, either in person or by proxy, to provide for the adjournment or postponement of the annual meeting, if necessary, to solicit additional proxies if there are insufficient shares present or voting affirmatively at the time of the annual meeting either (1) to establish a quorum; or (2) if a quorum is present, to approve Proposals One through Three. If a quorum is not present, we may ask our stockholders to vote only upon the adjournment proposal for the purpose of soliciting additional proxies. If a quorum is present, we may ask our stockholders to vote only on the adjournment proposal and not on any of Proposals One through Three or on one or more, but not all, of the Proposals and adjourn the annual meeting with respect to one or more of the Proposals for the purpose of soliciting additional proxies for the Proposals not voted on.
We currently do not intend to propose adjournment of the annual meeting if there are sufficient votes to establish quorum and approve each of Proposal One through Three.
Required Vote and Recommendation of the Board for Proposal Four
You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. To be approved by our stockholders, this proposal must receive a “FOR” vote by a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal.
Our Board recommends that you vote FOR approval of the above resolution.

OTHER MATTERS
As of the time of preparation of this proxy statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the notice of annual meeting and this proxy statement. If any other business should properly come before the meeting, or any adjournment or postponement thereof, the persons named in the proxy will vote on such matters according to their best judgment.
We will pay all expenses in connection with the solicitation of proxies for the annual meeting. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, electronically, in writing or in person, without receiving any extra compensation for such activities.
Accompanying this proxy statement and posted on our website with this proxy statement, is our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Amendment No.1 on Form 10-K/A to our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (“2013 Annual Report”). A copy of our 2013 Annual Report as filed with the SEC, is available free of charge on the investor relations portion of our website at www.solarwinds.com.
The Board of Directors of SolarWinds, Inc.
Austin, Texas
April 4, 2014

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials or conserve natural resources, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59
P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SOLARWINDS, INC. 3711 SOUTH MOPAC EXPRESSWAY BUILDING TWO AUSTIN, TX 78746 ATTN: CORPORATE SECRETARY

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1. Election of Directors	For	Against	Abstain

01 Steven M. Cakebread	☐	☐	☐

02 Roger J. Sippl	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, and 4:	For	Against	Abstain	NOTE: And to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
2. Ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐

3. Approve, on a non-binding basis, the Company's overall executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives and other materials in the Proxy Statement.
	☐	☐	☐

4. Provide for the adjournment or postponement of the annual meeting, if necessary, to solicit additional proxies if there are insufficient shares present or voting affirmatively at the time of the annual meeting either (1) to establish a quorum; or (2) if a quorum is present, to approve Proposals One through Three.
	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BLOCK]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

SOLARWINDS, INC. Annual Meeting of Stockholders May 15, 2014 8:30 AM CDT This proxy is solicited by the Board of Directors.

The undersigned stockholder(s) of SolarWinds, Inc. (the "Company") hereby appoint(s) Kevin B. Thompson and Jason Ream, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned and to vote, as designated on the reverse side of this ballot, all of the shares of the Company's common stock that the stockholder(s) is/are entitled to vote at the Company's annual meeting of stockholders to be held at 8:30 AM, CDT on May 15, 2014, at 7171 Southwest Parkway, Building 500, Austin, Texas, U.S.A. 78735, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side